EXHIBIT 4.53
CREDIT AGREEMENT
among
XINHUA FINANCE MEDIA LIMITED
as Borrower,
THE SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME GUARANTORS HEREUNDER
as Guarantors,
THE LENDERS PARTY HERETO,
and
PATRIARCH PARTNERS AGENCY SERVICES, LLC
as Agent
Dated as of October 21, 2008

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Exhibit A	[Reserved]
Exhibit B	Form of Funding Notice
Exhibit C	Form of Term Note
Exhibit D	Form of Guaranty
Exhibit E	Form of Director’s Certificate
Exhibit F	Form of Closing Date Certificate
Exhibit G	Form of Joinder
Exhibit H	Form of Assignment Agreement
Exhibit I	Form of Opinion
Exhibit J	Form of Investor and Registration Rights Agreement

SCHEDULE I	Commitments

iii

     CREDIT AGREEMENT, dated as of October 21, 2008, among XINHUA FINANCE MEDIA LIMITED, a Cayman Islands limited company (the “Borrower”), the Subsidiaries of the Borrower that from time to time become guarantors hereunder (collectively, the “Guarantors”), the persons listed in Schedule I hereto and other financial institutions and investors from time to time lenders hereunder (each a “Lender” and, collectively, the “Lenders”), and PATRIARCH PARTNERS AGENCY SERVICES, LLC, a Delaware limited liability company (“PPAS”), as agent for the Lenders (in such capacity, the “Agent”).
RECITALS
     WHEREAS, Borrower has purchased and/or invested in certain companies with television operations in the PRC and desires to purchase and/or invest in certain additional companies with television operations in the PRC, and has entered into and desires to enter into certain long term television content license agreements and exclusive television distributions rights agreements with respect to televisions operations in the PRC;
     WHEREAS, the Borrower has requested and Lenders have agreed to finance the foregoing actions, but only upon the terms and conditions set forth in this Agreement;
     WHEREAS, each Guarantor is willing to guaranty all of the obligations of the Borrower under the Credit Documents on the terms and conditions set forth in the Guaranty (as defined herein), and is willing to secure its guaranty obligations by granting to the Agent, for the benefit of the Agent and the Lenders, security interests in and liens upon certain of its property; and
     NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
Defined Terms
     Section 1.1 Definitions. As used in this Agreement, including, without limitation, the preamble, recitals, exhibits and schedules hereto, the following terms have the meanings stated:
“Action” against a Person means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against or affecting such Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Body.
“ADRs” means the American Depositary Receipts evidencing the ADSs.
“ADSs” means the American Depositary Shares of the Borrower, each representing two Borrower Common Shares.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person or any of its Subsidiaries, and without limiting the generality of the foregoing, includes (i) any Person that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of equity Security or other similar interests of such Person or any of its Subsidiaries, (ii) any Person of which such Person directly or indirectly beneficially owns or holds five percent (5%) or more of the equity Securities or other similar interests or in which such Person directly or indirectly beneficially owns or holds five percent (5%) or more of the equity Securities or other similar interests or (iii) any director or executive officer of such Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” or “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, agreement or otherwise. Notwithstanding the foregoing, none of the Agent, any Lender or any Affiliate of any Lender shall be deemed to be an Affiliate of the Parent, the Borrower or any of their Subsidiaries for purposes of the Credit Documents.
“Affiliate Assignee” means any Affiliate of any Lender or any Related Fund (any two or more Related Funds being treated as a single Affiliate Assignee for all purposes hereof); provided, however, that none of the Parent, the Borrower or any of their Affiliates shall be an Affiliate Assignee.
“Agent” means initially PPAS and thereafter any successor Agent appointed pursuant to Section 9.8.
“Agent Fee” has the meaning stated in Section 2.8(a).
“Aggregate Amounts Due” has the meaning stated in Section 2.15.
“Agreement” means this Agreement, as it may be amended, restated, supplemented, increased, extended or otherwise modified from time to time.
“Applicable Margin” means 6%.
“Approved Media Assets” means (i) the investment in the Tianjing Pay TV Channels through the purchase of Starease Limited, (ii) the investment in ASN Holdings Limited and the related license agreement regarding All Sports Network, and (iii) the Media Rights Agreement dated August 15, 2008, between the Borrower and Union des Associations Europeenes de Football, each as set out in Part II of Annex A of the Disclosure Schedule.
“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of the Borrower.
“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the businesses of the Borrower or any of its Subsidiaries, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Subsidiary of the Borrower, but excluding (i) the sale or lease of assets in the ordinary course of business, (ii) disposals of obsolete, worn out or surplus property in the ordinary course of business, (iii) licenses and sublicenses by the Borrower or any of its Subsidiaries of software or intellectual property in the ordinary course of business, (iv) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business, and (v) the granting of Permitted Liens and dispositions in connection with Permitted Liens.
“Assignee” means an Affiliate Assignee or an Eligible Assignee.
“Assignment” has the meaning stated in Section 11.4(b).
“Assignment Agreement” has the meaning stated in Section 11.4(b).
“Assignment Fee” has the meaning stated in Section 11.4(b).
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an office), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
“Authorized Share Failure” has the meaning stated in Section 10.6(b).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the “prime rate” of interest in effect for such day as published in the Wall Street Journal, such rate to be adjusted by the Agent on the effective date of any change thereafter.
“Board” means the Board of Directors of the Borrower.
“Borrower” has the meaning stated in the Preamble of this Agreement.
“Borrower Common Shares” means Class A common shares of the Borrower, par value $0.00l per share.
“Borrower Security Agreement” means the Security Agreement dated as of the date hereof, between the Borrower and the Agent.
“Borrowing” means the making of any Loan.
“Borrowing Date” means the date of a Borrowing.
“Business Day” means a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York, Charlotte, North Carolina, Hong Kong,

or Tokyo, Japan, are authorized or required by law or other governmental action to close and a day on which dealings are carried on for deposits in Dollars by and among banks in the London interbank market.
“Capital Expenditures” means, for any Person for any period, amounts paid or Indebtedness incurred by such Person or any of its Subsidiaries in connection with the purchase or lease by such Person or any of its Subsidiaries of any fixed asset, real property or improvements that would be treated as capital expenditures and reflected as additions to property, plant or equipment on the balance sheet of such Person in accordance with GAAP.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or capital shares of a company or a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, options or other equity-linked securities or instruments to purchase or other arrangements or rights to acquire any of the foregoing.
“Cash” means money, currency or a credit balance in any Deposit Account.
“Change of Control” means any one or more of the following events:
     (i) Any individual, corporation, partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert (other than the Lenders, the Agent, the Parent or any of their respective Affiliates) shall acquire, take control of (whether by merger, consolidation, sale or otherwise, in one transaction or in a related series of transactions) or otherwise beneficially own voting securities of the Borrower (or any successor entity in a merger or consolidation involving the Borrower) representing more than thirty-five percent (35%) of the total voting power of all outstanding voting securities of the Borrower unless the Parent and its Affiliates then beneficially own voting securities of the Borrower representing a higher percentage of the voting power of all such outstanding voting securities of the Borrower (or such successor entity) or (ii) any Person or “group”, other than the Lenders, the Agent, the Parent or any of their respective Affiliates, shall obtain the ability to Control the Borrower; provided that any transaction or series of transactions where the Parent and its Subsidiaries retain Control (whether directly or indirectly) over the Borrower shall be deemed not to be a “Change of Control” of the Borrower;
     (ii) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of the Borrower cease for any reason other than voluntary resignation, death, disability, retirement or as otherwise provided in the Credit Documents to constitute at least a majority thereof unless the election, or the nomination for election by the Borrower’s shareholders, of each new director of the

Borrower was approved by (A) a vote of at least two thirds (2/3) of the directors of the Borrower then still in office who were directors of the Borrower at the beginning of any such period or (B) the Required Lenders;
     (iii) There shall be consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of assets representing all or substantially all of the assets of the Borrower, Parent or any Guarantor (on a consolidated basis) to a party which is not controlled by or under common control with the Borrower either before or after such transaction or series of related transactions;
     (iv) The liquidation or dissolution of the Borrower or any Guarantor or the adoption of a plan by the equity holders of the Borrower or any Guarantor relating to the dissolution or liquidation of the Borrower or such Guarantor; or
     (v) Fredy Bush shall cease to be the Chief Executive Officer of the Borrower.
“Class B Common Shares” means the B Common Shares in the Borrower with a nominal value of $0.001 per share.
“Closing Date” means the date on which all of the conditions set forth in Section 3.1 are satisfied or otherwise waived by the Lenders and the Agent.
“Closing Date Certificate” has the meaning stated in Section 3.1(e).
“Closing Price” has the meaning stated in Section 10.3(g)(ii).
“Collateral” means the items defined as “Collateral” in each Security Agreement.
“Collateral Documents” means the Security Agreements, the Pledge Agreement, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents (including, without limitation, all UCC financing statements) in order to grant to the Agent, for the benefit of the Lenders, a Lien on any property of that Credit Party as security for the Obligations.
“Commitment Fee” has the meaning stated in Section 2.8(c).
“Commitment Period” means the period from the date of this Agreement to but excluding December 31, 2008.
“Commitments” means the Term Loan Commitments.
“Consented Court” has the meaning stated in Section 11.18.
“Consents” means any approval, consent, authorization or order of, notice to or registration or filing with, or any other action by, any Governmental Body or other Person.

“Consolidated EBITDA” means, as to any Person, with respect to any period, an amount equal to: (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) depreciation and amortization and other non-cash charges including imputed interest and deferred compensation for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (iii) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (iv) Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person, for such period (excluding to the extent included therein (i) any extraordinary and/or one time or unusual and non-recurring gains or any non-cash losses and restructuring and professional expenses with respect to the periods , such restructuring and professional expenses not to exceed amounts as are reasonably satisfactory to the Agent and (ii) any non-operating income or gains and any interest income) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Taxes for such period, all as determined in accordance with GAAP. For the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.
“Contract Rate” has the meaning stated in Section 11.13(a).
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person or any of its Subsidiaries (whether through ownership of more than 50% of the voting power of voting securities of such Person or any of the Subsidiaries, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person or any of its Subsidiaries, or through contractual arrangements or otherwise).
“Conversion Amount” has the meaning stated in Section 10.1.
“Conversion Date” has the meaning stated in Section 10.2.
“Conversion Notice” has the meaning stated in Section 10.2.
“Conversion Price” has the meaning stated in Section 10.6.
“Conversion Rate” has the meaning stated in Section 10.1.
“Conversion Securities” has the meaning stated in Section 10.5.
“Convertible Securities” means any securities or other rights to acquire securities directly or indirectly convertible into or exchangeable for Borrower Common Shares.

“Convey Companies” means, collectively, Xinhua Finance Media (Convey) Limited, a British Virgin Islands company, and its Subsidiaries, Convey Advertising (China) Limited, a Hong Kong company, Convey Advertising Company Limited, a Hong Kong company, Convey Media Advertising Limited, a Hong Kong company, and Giant Whale Financial Advisory (Shenzhen) Co. Ltd., a PRC company.
“Credit Document” means any of this Agreement (including the Disclosure Schedule), the Term Notes (if any), the Collateral Documents, the Guaranty, the Investor and Registration Rights Agreement, the Subordination Agreement and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of Agent or any Lender in connection herewith.
“Credit Party” means each Person (other than the Agent or any Lender or any Affiliate or representative thereof or the Parent) from time to time party to a Credit Document.
“Current Market Price” has the meaning stated in Section 10.3(g)(i).
“Determination Date” has the meaning stated in Section 10.3(e).
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Rate” means LIBOR plus 8.0% per annum.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Deposit Agreement” means the Deposit Agreement among the Borrower, the Depositary and the holders from time to time of the ADRs.
“Depositary” means The Bank of New York, as the depositary under the Deposit Agreement.
“Disclosure Schedule” means the Credit Parties’ Disclosure Schedule delivered to the Agent at Closing.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the PRC.
“DTC” means The Depository Trust Company or any successor entity or organization.
“Earn-Out Consideration” means any and all sums payable, in cash or stock, by the Borrower or any of its Affiliates to the former owners or any of their respective Affiliates of JCBN Hong Kong (f/k/a Profitown Development Limited), JCBN China (f/k/a Profitown Development Limited), Beijing Mobile Interactive Co., Ltd (f/k/a East Alliance Limited), Convey Advertising Group, Singshine (Holdings) Hong Kong Limited

and Hyperlink E-date International Ltd. pursuant to the respective purchase agreements between the Borrower, such entities and their respective Affiliates or representatives. For the avoidance of doubt, the Borrower shall provide to the Lender a schedule of all Earn-Out Consideration payments as soon as commercially practicable after any such payments have been calculated.
“Eligible Assignee” means (i) any Lender or any Affiliate of any Lender, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans as one of its businesses and/or (iii) any other Person approved by the Agent; provided, however, that none of the Parent, the Borrower or any of their Affiliates shall be an Eligible Assignee.
“Employee Share Options” means any share options, warrants, awards, restricted shares or other rights granted pursuant to the Share Option and Share Grant Plan.
“Environmental Laws” means all national, state, regional, provincial, foreign and local laws (including without limitation common law), statutes, regulations and rules whether now or hereinafter in effect relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.
“Environmental Liability” means any actual, alleged or contingent liability or obligations of the Borrower, any of its Subsidiaries or any other Credit Party directly or indirectly resulting from or based on (i) the violations or alleged violations of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) the exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with any of the foregoing.
“Environmental Permits” means all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the operations of the Borrower, any of its Subsidiaries or any other Credit Party.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“Event of Default” means each of the conditions or events set forth in Section 8.1.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Exempt Issuance” has the meaning stated in Section 10.3(d).
“Expiration Date” has the meaning stated in Section 10.3(f).

“Expiration Time” has the meaning stated in Section 10.3(f).
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board (unless otherwise provided in this Agreement).
“FCPA” has the meaning stated in Section 4.1(ee).
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on a consolidated basis as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.
“Financials” means, with respect to any Person for any period, the balance sheet of such Person as at the end of such period, and the related statement of income and expense and statement of cash flow of such Person for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, together with the related notes, if any, thereto, all in reasonable detail and prepared in accordance with GAAP.
“First Anniversary” has the meaning stated in Section 10.1(a).
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.
“Foreign Lender” has the meaning stated in Section 7.2(a).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fully-Diluted Common Shares” means, as of the time of determination, all issued and outstanding common shares of the Borrower and all common shares of the Borrower issuable upon conversion or exercise of any outstanding rights, options, warrants or other securities convertible into or exercisable for common shares, including, without limitation, the Series B Preferred Shares.
“Funding Notice” means a notice substantially in the form of Exhibit B.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied throughout the periods to which reference is made.
“Governmental Action” has the meaning stated in Section 4.1(g).

“Governmental Body” means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.
“Group Service Agreement” means the group service agreement, dated as of September 13, 2006, as amended on January 25, 2007, between the Borrower and the Parent.
“Guaranty” means the Guaranty, in the form attached hereto as Exhibit D.
“Guarantor Security Agreement” means the Security Agreement, dated as of the date hereof, among the Guarantors and the Agent.
“Guarantors” has the meaning stated in the Preamble to this Agreement.
“Hazardous Materials” means any hazardous or toxic substance, waste, contaminant, pollutant, gas or material, including, without limitation, radioactive materials, oil, petroleum and petroleum products and constituents thereof, which are regulated under any Environmental Law, including, without limitation, any substance, waste or material which is (i) designated a “pollutant”, “hazardous substance”, “extremely hazardous substance” or “toxic chemical” under any Environmental Law, or (ii) regulated in any way under the Regulations of any state or country where the Borrower or any of its Subsidiaries conducts its business or owns any real property or has any leasehold or in which any Relevant Property is located.
“HK Dollar” and the sign “HK$” mean the lawful money of Hong Kong.
“HKIAC” has the meaning stated in Section 11.17.
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
“Increase Effective Date” has the meaning stated in Section 2.17(b).
“Indebtedness” means, with respect to any Person, without duplication, the following: (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services other than accounts payable and accrued liabilities that would be classified as current liabilities under GAAP which payables and expenses are incurred in respect of property or services purchased in the ordinary course of business, (iii) all obligations of such Person evidenced by notes, bonds, debentures or similar borrowing or securities instruments, (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (v) all obligations of such Person as lessee under Capital Leases, (vi) all obligations of such Person in respect of banker’s acceptances and letters of credit, (vii) all obligations of such Person secured by Liens on the assets and property of such Person, (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, (ix) all obligations of such Person in respect of any guaranty by such Person of any obligation of another Person of the type described in clauses (i) through (viii) of this definition and (x) all obligations of another Person of the type described in clauses (i) through (ix) secured by a Lien on the property or assets of such Person (whether or not such Person is otherwise liable for such obligations of such other Person).
“Indemnified Agent Person” has the meaning stated in Section 9.7.
“Indemnified Persons” has the meaning stated in Section 7.3(a).
“Intellectual Property” means, collectively, all copyrights, all patents and all trademarks, together with: (i) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (ii) all licenses or user or other agreements granted to the Borrower or any of its Subsidiaries with respect to any of the foregoing, in each case owned or used including the licenses or other agreements with respect to any Collateral; (iii) all customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (iv) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (v) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, and (vi) all causes of action, claims and warranties, in each case, owned or acquired by the Borrower or any of its Subsidiaries in respect of any of the items listed above.
“Interest Coverage Ratio” means, for any period, the ratio of (i) (A) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (ii) Interest Expense of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.
“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period, but excluding the amortization of loan origination or structuring fees), including, without limitation, discounts in connection with the sale of any accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.
“Interest Period” means consecutive one-month periods, beginning on the date hereof and ending on the Maturity Date; provided that:
     (i) the initial Interest Period shall begin on the Closing Date and end on the last day of October 2008, thereafter, each subsequent Interest Period will begin on the day following the last day of the preceding Interest Period (with such last day of such preceding Interest Period determined with reference to clauses (ii) through (v) below;
     (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to the provisions of clause (iv) below, be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month;
     (iv) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date; and
     (v) except as otherwise provided under clause (i), (iii) or (iv) above, no Interest Period shall have a duration of less than one month and if any applicable Interest Period would be for a shorter period, such Interest Period shall not be available hereunder.
“Internal Control Agreement” means (i) any appointment or indemnification arrangement or agreement with respect to any Media Asset with a natural Person, who is a citizen of the PRC, designated by the Parent or the Borrower or any Affiliate or Subsidiary of the Parent or the Borrower to act as nominee shareholder and legal representative of any Domestic Subsidiary, and any action, arrangement, declaration, or agreement undertaken by such Person, or caused to be undertaken by such Person, in connection with the fulfillment of such role, including, without limitation, the acquisition of any beneficial interest or the holding of record in the Securities (including Capital Stock) of such Domestic Subsidiary and the execution, either with the Parent, the Borrower, any Affiliate or Subsidiary of the Parent or the Borrower or any other third party whether or not affiliated with the Parent or the Borrower, of any secured promissory note, equity pledge agreement, equity purchase option agreement, subrogation agreement, declaration of waiver of pre-emption rights, and declaration of waiver of spousal communal rights or (ii) any arrangement or agreement (including, without limitation, any consulting or service arrangements or agreements) pursuant to which the Borrower or any Subsidiary of the Borrower indirectly receives the economic benefit of revenue generated by any Media Asset.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities (including any Capital Stock) of any other Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by the Borrower or any of its Subsidiaries from any Person, of any Capital Stock of such Person, and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Investor and Registration Rights Agreement” means the Investor and Registration Rights Agreement, dated as of the date hereof, among the Borrower, the Parent and the Lenders, substantially in the form of Exhibit J hereto.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Judgment Currency” has the meaning stated in Section 11.19.
“Knowledge” means, with respect to the Borrower or any Credit Party as the context requires, the knowledge of the Borrower’s or such Credit Party’s Authorized Officers, after reasonable inquiry by such Authorized Officers.
“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.
“Lender” and “Lenders” have the meanings stated in the Preamble to this Agreement.
“Leverage Ratio” means, for any period, the ratio of (i) Total Debt of the Borrower and its Subsidiaries outstanding on the last day of such period, on a consolidated basis, to (ii) Consolidated EBITDA of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.
“LIBOR” means, as to any Loan for any Interest Period, the rate quoted by Bloomberg Information Service (or by any successor or substitute for such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided by such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, LIBOR as to any LIBOR Loan for any Interest Period shall be the arithmetic mean (rounded upward, if necessary, to the next 1/16 of 1%) of the offered quotations of at least two Reference Banks to the prime banks in the London interbank market for dollar deposits with a maturity comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period. For purposes of this definition, “Reference Banks” shall mean major banks in the London interbank market selected by the Agent. For all purposes hereunder, LIBOR shall never be below 2.0% per annum.
“LIBOR Loans” means Loans bearing interest at a rate determined by reference to LIBOR.
“License Agreement” and “License Agreements” have the meanings stated in Section 4.1(x).
“Lien” means any encumbrance, mortgage, pledge, hypothecation, charge, assignment, lien, claim, restriction, preference, priority, right or other security interest or preferential arrangement of any kind or nature (excluding preferred share and equity related preferences), including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing.
“Limitation” has the meaning stated in Section 10.1(e).
“Loans” means the Term Loans.
“Loan Payment Amount” means, with respect to each Lender, as of any date of determination, the sum of (i) all accrued and unpaid interest due under such Lender’s Loans on such date of determination, plus (ii) the outstanding principal amount of such Lender’s Loans on such date of determination.
“Loan Shares” has the meaning stated in Section 4.1(a).
“Losses” has the meaning stated in Section 7.3(a).
“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Effect” means any (i) material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole that may affect the ability of any Credit Party to perform its material obligations under the Credit Documents to which it is a party, (ii) material impairment of the ability of the Credit Parties to perform their obligations hereunder or under of any of the other Credit Documents, (iii) material adverse effect on the legality, validity, binding effect or enforceability of the Credit Documents against the Credit Parties or (iv) material adverse effect on the rights or remedies available to the Agent or the Lenders under any Credit Document, excluding any written waivers or releases by the Agent or any Lender.
“Material Contracts” means, with respect to any Person, each contract listed in Section 4.1(aa) of the Disclosure Schedule, each contract which is a replacement or a substitute for any contract listed on such Schedule and each other contract to which such Person is a party which is material to the business, financial condition, operations, performance, properties or reasonably foreseeable business prospects of such Person, and in each case which requires in excess of an aggregate of $500,000 per annum in liability, benefit or payment to or from such Person; provided, however, that Material Contracts shall include in any event all credit and loan agreements and other financing arrangements and all license agreements, media rights agreements, distribution agreements, consent agreements, syndication agreements, simulcast agreements, transmission agreements and other similar agreements relating to television (including analogue terrestrial, digital terrestrial, cable, satellite, internet and mobile wireless) operations.
“Maturity Date” means the earlier of (i) October 21, 2012 and (ii) the date that the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Maximum Rate” means the highest rate of interest permissible under applicable law.
“Media Assets” means all companies with direct or indirect television (including analogue terrestrial, digital terrestrial, cable, satellite, internet and mobile wireless) operations in the PRC, including all assets of such companies and the equity interests in such companies, and all license agreements, media rights agreements, distribution agreements, content agreements, program agreements, broadcast arguments, syndication agreements, simulcast agreements, transmission agreements and other similar agreements with respect to television (including analogue terrestrial, digital terrestrial, cable, satellite, internet and mobile wireless) operations in the PRC, including those assets set forth on Annex A of the Disclosure Schedule.
“Media Companies” means those companies who directly or indirectly own, hold or otherwise have rights in, to or under Media Assets.
“Member” means the person registered in the Register of Members as the holder of shares in the Borrower and, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Members as one of such joint holders or all of such Persons, as the context so requires.
“MNPI” has the meaning stated in Section 5.1(q).
“Net Cash Proceeds” means with respect to the issuance or incurrence of any Indebtedness by an Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, net of underwriting discounts and after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith; in each case of clauses (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.
“New Securities” has the meaning stated in Section 10.3(a).

“Notes” means the Term Notes.
“Notices” has the meaning stated in Section 11.2.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Obligations” means all indebtedness, obligations and liabilities of each Credit Party from time to time owed to the Agent, the Lenders or any of them or their respective Affiliates direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Credit Document or in respect of any of the Loans, the Notes or any other instruments at any time evidencing any thereof.
“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Authorized Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, stating that, in the opinion of the signers, a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; and all conditions precedent and covenants, if any, provided for in this Agreement relating to the proposed action have been satisfied.
“Operating Leases” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee, other than Capital Leases.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Agent to the effect that all conditions precedent and covenants, if any, provided for in this Agreement relating to the proposed action have been satisfied. The counsel may be internal or external to the Borrower.
“Optional Prepayment Date” means the optional prepayment date defined in Section 2.11.
“Options” means any securities or other rights to subscribe for or purchase, directly or indirectly, Borrower Common Shares or Convertible Securities.
“Parent” means Xinhua Finance Limited, a company incorporated in the Cayman Islands.
“Participant” has the meaning stated in Section 11.4(c).
“Participation” has the meaning stated in Section 11.4(c).
“Patriot Act” has the meaning stated in Section 4.1(ee).

“Payment in Full” means either payment in full in cash of all of the Obligations (including principal, interest, fees and expenses) relating to the Loans or full conversion of all of the Loans into Borrower Common Shares.
“Permit” means any permit, license, approval, consent, permission, notice, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any federal, state, local or foreign Regulation.
“Permitted Indebtedness” means the Indebtedness permitted pursuant to Section 6.1(a).
“Permitted Investments” has the meaning stated in Section 6.1(e).
“Permitted Liens” means each of the Liens permitted pursuant to Section 6.1(b).
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, other legal entities and Governmental Bodies.
“Pledge Agreement” means the Pledge Agreement and Irrevocable Proxy, dated as of the date hereof, among the Parent, the Borrower, the Guarantors and the Agent.
“PPAS” has the meaning stated in the Preamble to this Agreement.
“PRC” means the People’s Republic of China excluding Hong Kong, Macau Special Administrative Region and Taiwan.
“Projections” has the meaning stated in Section 4.1(hh).
“Principal Office” means, for the Agent, its office located at 227 West Trade Street, Suite 1400, Charlotte, North Carolina, 28202, Attention: Loan Administration/XFM, or such other office as the Agent may from time to time designate in writing to the Borrower and each Lender.
“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Term Loan of any Lender, other than fees, the percentage obtained by dividing (a) the Term Loan Exposure of such Lender by (b) the aggregate Term Loan Exposure of all Lenders and, with respect to fees payable to any Lender, the percentage obtained by dividing (a) the Term Loan Commitment of such Lender by (b) the aggregate Term Loan Commitments of all Lenders.
“Purchased Shares” has the meaning stated in Section 10.3(f)(ii).

“Qualified Exchange” means any Designated Offshore Securities Market as defined in Section 230.902(b) of Regulation S of the Securities Act or any securities exchanges or inter-dealer quotation systems in the United States.
“Register” has the meaning stated in Section 2.6(b).
“Register of Members” means the book or books with the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares; the date on which each Person was entered in the Register of Members; and the date on which any Person ceased to be a Member.
“Regulation” means each applicable U.S. and non-U.S. law, rule, regulation, order, guidance or recommendation (or any change in its interpretation or administration) by any U.S. and non-U.S. Governmental Body, central bank or comparable agency and any request or directive (whether or not having the force of law) of any of those Persons and each judgment, injunction, order, writ, decree or award of any U.S. and non-U.S. Governmental Body, arbitrator or other Person.
“Regulation M” has the meaning stated in Section 4.1(qq).
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Proceedings” has the meaning stated in Section 11.16.
“Relevant Property” means, for the Borrower, its Subsidiaries and/or any other Credit Party, all sites, facilities, locations, real property and leaseholds (i) presently or formerly owned, leased, used or operated by the Borrower, any of its Subsidiaries or any other Credit Party (whether or not such properties are currently owned, leased, used or operated by the Borrower, any of its Subsidiaries or any other Credit Party), (ii) at which any Hazardous Material has been transported, disposed, treated, stored or released by the Borrower, any of its Subsidiaries or any other Credit Party, or (iii) that are directly adjacent to any sites, facilities, locations, real property or leaseholds presently or formerly owned, leased, used or operated by the Borrower, any of its Subsidiaries or any other Credit Party.
“Required Lenders” means, at any time, one or more Lenders having or holding a Loan, and representing more than 50% of the sum of the aggregate outstanding principal amount of the Loans of all Lenders.
“Required Reserve Amount” has the meaning stated in Section 10.6(b).
“Restricted Junior Payment” means, for the Borrower and/or any of its Subsidiaries, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or such Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or such Subsidiary now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or such Subsidiary now or hereafter outstanding; provided, however, Restricted Junior Payments shall not include any dividends paid under the Series B Preferred Shares (unless, upon the occurrence of an Event of Default, the Agent provides notice to the Borrower that dividends under the Series B Preferred Shares may no longer be paid) and shall not include any cash payment in lieu of any shares of any class of Capital Stock of the Borrower payable in respect of Earn-Out Consideration; provided, further, with respect to subclauses (i), (ii) and (iii) above, Restricted Junior Payments shall not include any dividends or other distributions by a Subsidiary which are made pro rata to all of its shareholders or members.
“Rights” has the meaning stated in Section 10.3(d)(ii).
“Rights Plan” has the meaning stated in Section 10.3(d)(ii).
“RMB” means the lawful money of the PRC.
“Sanctioned Entity” shall mean (i) the government of or an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.ustreas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
“SEC” means the United States Securities and Exchange Commission and includes any Governmental Body succeeding to the functions thereof.
“Second Anniversary” has the meaning stated Section 10.1(a).
“SEC Reports” has the meaning stated in Section 4.1(p)(ii).
“Securities” means any stock, shares, limited liability company membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and any successor statute.
“Securities Litigation” means the class action complaint filed against the Borrower, its Chief Executive Officer and others in the United States District Court for the Southern District of New York, for alleged violations of United States federal securities laws for allegedly failing to disclose in its initial public offering registration statement and prospectus certain background information concerning the former Chief Financial Officer of the Borrower.
“Security Agreements” means collectively the Borrower Security Agreement and the Guarantor Security Agreement.
“Series B Preferred Shares” means the Series B Convertible Preferred Shares of the Borrower, each with a par value of $0.001 per share and a stated value of $100.00 per share.
“Shareholder Approval” has the meaning stated in Section 10.6(b).
“Share Option and Share Grant Plan” means the Borrower’s Share Option and Share Grant Plan, as such plan may be amended, restated and replaced by the Borrower from time to time.
“Significant Person” means (i) any holder of 5% or more of any class of Capital Stock of the Parent, any Credit Party or any of their Subsidiaries, (ii) any Person holding a senior management or executive position in the Parent, any Credit Party or any of their Subsidiaries, or (iii) any Person who is a member of the board of directors of the Parent, any Credit Party or any of their Subsidiaries. For purposes of clarification, “Significant Person” does not include the Parent.
“Solvent” means, with respect to any Person, that as of the date of determination both (i)(A) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation, (B) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute, and matured, (C) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (D) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due, and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Courts” has the meaning stated in Section 11.16.
“Spinoff Valuation Period” has the meaning stated in Section 10.3(d)(i)(B).

“Structuring Fee” has the meaning stated in Section 2.8(b).
“Sub-Agent” has the meaning stated in Section 9.3.
“Subject Securities” has the meaning stated in Section 10.3(i).
“Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, among the Borrower, the Parent and the Agent.
“Subsidiary” means (i) with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, and includes any interest and penalties thereon and any other additions thereto, provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending, office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).
“Term Loan Commitment” means (i) with respect to each Lender that is a lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule I as such Lender’s “Term Loan Commitment” and (ii) in the case of any lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed such Term Loan Commitment, in each case as the same may be reduced or increased from time to time pursuant to the terms hereof.
“Term Loan” means a Term Loan made by a Lender to the Borrower pursuant to Section 2.1.
“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loan of such Lender.
“Term Note” has the meaning stated in Section 2.6(c).
“Third Anniversary” has the meaning stated in Section 10.1(a).

“Total Debt” means, as to any Person, with respect to any period, all indebtedness for borrowed money, including the Loans, together with all accrued interest in respect thereof and all interest paid in respect thereof.
     “Trading Day” means:
(i) if the Borrower Common Shares are listed or admitted for trading on any national or regional securities exchange, days on which such national or regional securities exchange is open for business; or
(ii) if the Borrower Common Shares are quoted on any system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system; or
(iii) if the Borrower Common Shares are not listed on a national or regional securities exchange or quoted on any system of automated dissemination of quotation of securities prices, days on which the Borrower Common Shares are traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Borrower Common Shares are available.
     “Trigger Event” has the meaning stated in Section 10.3(d)(iii).
     “Triggering Distribution” has the meaning stated in Section 10.3(e).
“UBS Loan” means, collectively, the loans UBS AG, acting through its New York branch, extended to the Borrower pursuant to the General Terms and Conditions of Credit Arrangements, dated July 11, 2008, between UBS AG and the Borrower, as modified by Schedule I thereto, dated July 11, 2008, and the Promissory Note, dated July 1, 2008, executed by the Borrower in favor of UBS AG.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UNCITRAL” has the meaning stated in Section 11.17.
“Undesignated Shares” has the meaning stated in Section 4.1(m)(i).
“WFOE” means a direct or indirect wholly owned Domestic Subsidiary of the Borrower.
ARTICLE II
Loans
     Section 2.1 Term Loans.
     (a) During the Commitment Period, subject to the terms and conditions hereof and relying on the representations and warranties herein set forth, subject to Section 2.4, each Lender severally, and not jointly, agrees to make a Term Loan to the Borrower in one or more advances in an amount up to but not exceeding such Lender’s Term Loan Commitment.
     (b) Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11 and 2.12, all amounts owed under this Section 2.1 shall be paid in full or a Conversion Notice shall have been delivered pursuant to Article X no later than the Maturity Date.
     (c) Any amount borrowed under this Section 2.1 shall (i) bear interest as provided in Section 2.7(a) hereof and (ii) be entitled to the security interests, collateral and other rights and benefits provided pursuant to this Agreement and the other Credit Documents.
     Section 2.2 [Reserved]
     Section 2.3 Borrowing Mechanics.
     (a) Whenever the Borrower desires that the Lenders make Loans, the Borrower shall deliver to the Agent a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Borrowing Date, which Borrowing Date shall be a Business Day.
     (b) Notice of receipt of each Funding Notice, together with the amount of each Lender’s share of the Loan pursuant to Section 2.4, together with the applicable interest rate, shall be provided by the Agent to the Lenders by facsimile with reasonable promptness, but (provided, the Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 4:00 p.m. (New York City time) on the same day as the Agent’s receipt of such Funding Notice from the Borrower.
     (c) Subject to Section 2.4, each Lender shall make the amount of its Loans available to the Agent no later than 2:00 p.m. (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Agent shall make the proceeds of such Loans available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Agent from the Lenders to be deposited by wire transfer to the account of the Borrower designated in writing to the Agent by the Borrower.
     Section 2.4 Lenders’ Loan Amounts. All Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make the Loans hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.
     Section 2.5 Use of Proceeds. The proceeds of the Term Loans shall be used by the Borrower and its Subsidiaries solely (i) to pay the costs and expenses related to the transactions contemplated by this Agreement and (ii) to finance the purchase price of and/or investments in the Approved Media Assets set forth on, and pursuant to the terms and conditions summarized in, Part II of Annex A of the Disclosure Schedule (including the repayment of any acquisition financings) and other Media Assets reasonably satisfactory to the Agent that will be directly or indirectly owned or held by the Borrower and not to finance any other businesses or assets or to pay the Earn-Out Consideration. No portion of the proceeds of any Borrowing shall be used by the Borrower or any of its Subsidiaries in any manner that might cause such Borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act, in each case as in effect on the date or dates of such Borrowing and such use of proceeds.
     Section 2.6 Evidence of Debt; Register; Notes.
     (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Loans owed to it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments, Loans or any of the Borrower’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
     (b) Register. The Agent shall maintain, as the Borrower’s agent, at the Agent’s Principal Office a register for the recordation of the names and addresses of each Lender and such Lender’s Commitments and the fees, interest and principal amount of Loans owed to each Lender (the “Register”). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Agent shall record in the Register the Commitments, and the fees, interest and the outstanding balance of the Loans, and each repayment or prepayment in respect of the principal amount of and interest, fees and other amounts with respect to the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any Loan. No transfer of the Commitments, the Loans and/or any interests therein shall be effective until such transfer is recorded in the Register.
     (c) Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Agent) at least two (2) Business Days prior to the Closing Date or Borrowing Date, as applicable, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.4) on the Closing Date or Borrowing Date (or, if such request is delivered after the Closing Date or Borrowing Date, promptly after the Borrower’s receipt of such request) a promissory note, in the form of Exhibit C (each, a “Term Note”), to evidence such Lender’s Term Loan.

     Section 2.7 Interest on Loans.
     (a) Applicable Rate. Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at a rate per annum equal to LIBOR plus the Applicable Margin.
     (b) Calculation of Interest Rates. Interest payable pursuant to this Section 2.7 shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an interest period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an interest period applicable to such Loan shall be excluded; provided, if such Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan.
     (c) Payment of Interest. Interest on the Loans shall be payable to the Agent on behalf of the Lenders in arrears on (i) the first day of each calendar month, (ii) the date of any prepayment of the Loans, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) the Maturity Date, including final maturity.
     (d) Default Interest. Upon the occurrence and during the continuance of an Event of Default described in Section 8.1, the principal amount of the Loans and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including, without limitation, interest, as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding) payable on demand at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.
     Section 2.8 Fees.
     (a) The Borrower shall to pay to the Agent a non-refundable fee (the “Agent Fee”) in an amount equal to $75,000 per annum. The Agent Fee shall be payable quarterly in arrears on the first Business Day of each March, June, September and December, commencing on December 1, 2008, and continuing until the earlier of (i) the date on which the Loans are repaid in full in cash or fully converted into Common Shares and (ii) the Maturity Date.
     (b) No later than five (5) days after the Closing Date, the Borrower shall pay to the Agent a non-refundable structuring fee (the “Structuring Fee”) in an amount equal to (i) the sum of all Term Loan Commitments as of the Closing Date, times (ii) a rate equal to 2.0% per annum, which Structuring Fee shall be deemed fully earned and due and payable on the Closing Date and in addition to any other fee from time to time payable under the Credit Documents. Upon receipt of the Structuring Fee, the Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
     (c) The Borrower shall pay to the Lenders an unused commitment fee (the “Commitment Fee”) equal to (i) the average of the daily difference between (A) the Term Loan Commitment, and (B) the aggregate principal amount of outstanding Term Loans times (ii) a rate equal to 1.0% per annum. The Commitment Fee shall be payable monthly in arrears on the first Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and continuing until the earlier of (i) the date on which the Loans are repaid in full in cash or fully converted into Borrower Common Shares and (ii) the Maturity Date.
     (d) All fees referred to in this Section 2.8 shall be calculated on the basis of a 360 day year for the actual number of days elapsed and shall be paid to the Agent at its Principal Office.
     Section 2.9 Priority of Payments. Notwithstanding anything to the contrary, any and all payments received by the Agent or any Lender from the Borrower or any Credit Party pursuant to the Credit Documents shall be applied in the order of priority determined by the Agent in its sole discretion.
     Section 2.10 Repayment. On the Maturity Date, the Borrower shall pay to each Lender an amount in cash equal to the Loan Payment Amount (determined as of the Maturity Date) for such Lender; provided, that such Lender may reject any such payment of the Loan Payment Amount and instead elect to convert its Loans into Borrower Common Shares pursuant to Article X hereof. The Borrower shall provide five (5) Business Days prior written notice to the Agent of its intent to pay the Loan Payment Amount on the Maturity Date, and the Agent shall have three (3) Business Days from the date it receives such notice from the Borrower to elect to convert into Borrower Common Shares pursuant to Article X hereof. For purposes of clarification, if any Lender elects to convert to Borrower Common Shares pursuant to Article X hereof, the Borrower shall not have the option of paying the Loan Payment Amount in cash to such Lender. If the Borrower fails to pay the Loan Payment Amount in cash or deliver the Borrower Common Shares, as the case may be, to each Lender on the Maturity Date, then (in addition to all other remedies) interest shall accrue on the Loan Payment Amount and the Loans, respectively, at the Default Rate, and all amounts due shall thereafter be payable on demand.
     Section 2.11 Optional Prepayments. The Borrower is not permitted to voluntarily prepay the Loans (i) at any time during the first year following the Closing Date or (ii) after the first year following the Closing Date, if the Current Market Price, determined six (6) days in advance of the proposed prepayment, of the Borrower Common Shares is less than 110% of the then applicable Conversion Price. Subject to the foregoing sentence, the Borrower may voluntarily prepay the Loans, in whole but not in part, at any time, with five (5) Business Days advance written notice of the date of prepayment (the “Optional Prepayment Date”) being provided to the Agent, by paying to each Lender an amount in cash equal to the Loan Payment Amount (determined as of the Optional Prepayment Date) for such Lender; provided, that such Lender may reject any such payment of the Loan Payment Amount and instead elect to convert its Loans into Borrower Common Shares pursuant to Article X hereof at the then applicable Conversion Price. Borrower shall provide five (5) Business Days prior written notice to the Agent of its intent pursuant to this Section 2.11 to pay the Loan Payment Amount and the Agent shall have three (3) Business Days from the date it receives such notice from the Borrower to elect to convert into Borrower Common Shares pursuant to Article X hereof. For purposes of clarification, if any Lender elects to convert to Borrower Common Shares pursuant to Article X hereof, the Borrower shall not have the option of paying the Loan Payment Amount in cash to such Lender. If the Borrower fails to pay the Loan Payment Amount in cash or deliver the Borrower Common Shares, as the case may be, to each Lender on the Optional Prepayment Date, then (in addition to all other remedies) interest shall accrue on the Loan Payment Amount and the Loans, respectively, at the Default Rate, and all amounts due shall thereafter be payable on demand.
     Section 2.12 Mandatory Prepayments.
     (a) Debt or Equity Offerings. No later than the first Business Day following the issuance or incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or the sale or issuance by the Borrower or any of its Subsidiaries of any shares of its Capital Stock (other than as permitted under Section 6.1(g)), the Borrower shall make an offer to prepay the outstanding principal amount of the Loans in an amount in cash equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. Each Lender has the option to (i) accept such prepayment of the Loans in cash, (ii) reject such prepayment of the Loans or (iii) elect to convert its Loans into Borrower Common Shares pursuant to Article X hereof. The Borrower shall provide five (5) Business Days written notice to the Agent of its offer to make a prepayment pursuant to this Section 2.12, and the Agent shall have three (3) Business Days from the date it receives such notice from the Borrower to accept such prepayment, reject such prepayment or elect to convert into Borrower Common Shares pursuant to Article X hereof. For purposes of clarification, if any Lender elects to reject the prepayment or convert to Borrower Common Shares pursuant to Article X hereof, the Borrower shall not make the prepayment in cash required hereunder to such Lender. If the Borrower fails to make the required prepayment in cash or deliver the Borrower Common Shares, as the case may be, to any Lender, when due then (in addition to all other remedies), interest shall accrue on the prepayment amount for such Lender and the Loans for such Lender, respectively, at the Default Rate, and all amounts due shall thereafter be payable on demand. If any Lender rejects the prepayment of Loans and does not elect to convert its Loans into Borrower Common Shares, then the Borrower shall use such proceeds only for investment in Media Assets. Notwithstanding anything to the contrary set forth in this Section 2.12, during the first year following the Closing Date, no Lender will have the option to elect to convert its Loans into Borrower Common Shares pursuant to Article X hereof upon the foregoing described prepayment events. The provisions of this Section 2.12(a) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.
     (b) Change of Control. No later than the first Business Day following a Change of Control, the Borrower shall make an offer to prepay in full the outstanding principal amount of the Loans, together with interest thereon or all other amounts owing hereunder. Each Lender has the option to (i) accept such prepayment of the Loans in cash, (ii) reject such prepayment of the Loans or (iii) elect to convert its Loans into Borrower Common Shares pursuant to Article X hereof. The Borrower shall provide five (5) Business Days written notice to the Agent of its offer to make a prepayment pursuant to this Section 2.12, and the Agent shall have three (3) Business Days from the date it receives such notice from the Borrower to accept such prepayment, reject such prepayment or elect to convert into Borrower Common Shares pursuant to Article X hereof. For purposes of clarification, if any Lender elects to reject the prepayment or convert to Borrower Common Shares pursuant to Article X hereof, the Borrower shall not make the prepayment in cash required hereunder to such Lender. If the Borrower fails to make the required prepayment in cash or deliver the Borrower Common Shares, as the case may be, to any Lender, when due then (in addition to all other remedies), interest shall accrue on the prepayment amount for such Lender and the Loans for such Lender, respectively, at the Default Rate, and all amounts due shall thereafter be payable on demand. Notwithstanding anything to the contrary set forth in this Section 2.12, during the first year following the Closing Date, no Lender will have the option to elect to convert its Loans into Borrower Common Shares pursuant to Article X hereof upon a Change of Control.
     (c) Payment Certificate. Concurrently with any payment or prepayment of the Loans pursuant to Sections 2.10, 2.11, 2.12 or 8.2(a), the Borrower shall deliver to the Agent a certificate of an Authorized Officer demonstrating the calculation, with respect to each Lender, of the Loan Payment Amount, the amount of the applicable net proceeds, or the number of Borrower Common Shares to be delivered, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (with the corresponding right of the Lenders to elect to convert its Loans into Borrower Common Shares) in accordance with Section 2.12 and in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     Section 2.13 Changed Circumstances. If the introduction of or any change in or in the interpretation of (in each case, after the date hereof) any law or regulation applicable to any Lender makes it unlawful, or any Governmental Body asserts, after the date hereof, that it is unlawful, for any Lender to perform its obligations hereunder to maintain the Loans at LIBOR, such Lender shall notify the Agent of such event and the Agent shall notify the Borrower of such event, and the right of the Borrower to apply LIBOR to any subsequent Interest Period in respect of Loans to such Lender or its Affiliates shall be suspended until the Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and the Borrower shall forthwith prepay in full the Loans then outstanding to such Lender and its Affiliates, and shall pay all interest accrued thereon through the date of such prepayment, unless the Borrower, within three (3) Business Days after such notice from the Agent, requests that the interest rate applicable to such Loans be converted from LIBOR plus the Applicable Margin to the Base Rate as in effect from time to time plus 4.5%; provided, that if the date of such repayment or proposed conversion is not the last day of an Interest Period applicable to such Loans, the Borrower shall also pay any amount due pursuant to Section 7.5.
     Section 2.14 General Provisions Regarding Payments.
     (a) Payments. All payments by the Borrower of principal, interest, fees and other Obligations shall be made to the Agent for the benefit of the Lenders in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Agent not later than 12:00 p.m. (New York City time) on the date due at the Agent’s Principal Office without presentment, demand, protest or notice or any kind, all of which are expressly waived by the Borrower. All funds received by the Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.
     (b) Non-Conforming Payments. The Agent shall deem any payment by or on behalf of the Borrower that is not made to the Agent in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. To the extent any non-conforming payment may be deemed to have been received on a date after the date such payment was due hereunder pursuant to the provisions of this Section 2.14(b), such failure of such payment to have been made when due will constitute or become a Default or Event of Default to the extent so provided under the terms of Section 8.1. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.
     (c) Payments to Include Accrued Interest. All payments in respect of the principal amount of any Loan (whether mandatory or optional) shall include payment of accrued interest on the principal amount being, repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.
     (d) Distributions by the Agent. The Agent shall promptly distribute to each Lender by wire transfer, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Agent. If and to the extent that the Agent has not forwarded to any Lender such Lender’s share of any such payment on the same Business Day as such payment is received (or deemed received) from the Borrower, the Agent shall pay to such Lender interest on such amount at LIBOR for each day until payment is received by such Lender.

     (e) Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.
     Section 2.15 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     Section 2.16 Termination of Commitments. Unless previously terminated, the Term Loan Commitment will terminate on December 31, 2008. Upon the making of any Term Loan, each Lender’s Term Loan Commitment shall be permanently reduced by an amount equal to the principal amount of such Term Loan.
     Section 2.17 Increase in Commitment.
     (a) Request for Increase. Provided there exists no Default or Event of Default, upon written notice to the Agent and the Lenders, the Borrower may during the Commitment Period request an increase in the Term Loan Commitment by an amount not to exceed $40,000,000 and the Borrower may make a maximum of one such request. Subject to Section 2.17(c) below, the Commitments shall be increased by the amount of such increase, so long as the Borrower requests a Loan in the amount of such increase in accordance with this Agreement (including, without limitation, Sections 2.3, 2.5, 3.2 and 5.1(o) hereof) within 5 Business Days of the Increase Effective Date.

     (b) Effective Date and Allocations. If the Commitments are increased in accordance with this Section, the Agent and the Borrower shall determine the effective date (the “Increase Effective Date”), which date shall in no event be later than ten (10) Business Days after the date the Borrower makes such request, and the final allocation among the Lenders of such increase. The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (c) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Agent a certificate of the Borrower and each Guarantor dated as of the Increase Effective Date signed by an Authorized Officer of such Credit Party (A) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article IV of this Agreement and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (2) no Default or Event of Default exists, (ii) the Borrower and the Lenders shall otherwise have executed and delivered such other instruments and documents as the Agent shall have reasonably requested in connection with such increase, including without limitation, an amendment to this Agreement and new Term Notes reflecting such increased commitment, and (iii) the Borrower shall pay to the Agent (for distribution to each Lender based upon its Pro Rata Share thereof) a non-refundable commitment increase fee in an amount equal to (A) the sum of the increase in the Term Loan Commitment as of the Increase Effective Date, times (B) a rate equal to 2.0% per annum, which fee shall be deemed fully earned and due and payable on the Increase Effective Date and in addition to any other fee from time to time payable under the Credit Documents.
ARTICLE III
Conditions Precedent; Conditions Subsequent
     Section 3.1 Conditions Precedent; Closing Date. The obligation of any Lender to consummate the transactions herein and to make the initial Loan and the other financial accommodations described herein shall not become effective until each of the following conditions is satisfied, the satisfaction of each of such conditions to be satisfactory to the Agent and the Lenders, in their sole discretion, or waived in accordance with Section 11.1:
     (a) Director’s Certificates. The Lenders shall have received a certificate of the director of each Credit Party, each substantially in the form of Exhibit E, with respect to (i) the articles of incorporation or certificate of formation, as the case may be, of such Credit Party, (ii) the regulations, bylaws, operating agreement or limited partnership agreement, as the case may be, of such Credit Party, (iii) the resolutions of the board of directors, manager or general partner, as the case may be, of such Credit Party approving each Credit Document to which such Credit Party is a party and the other documents to be delivered by such Credit Party under the Credit Documents and the performance of the obligations of such Credit Party thereunder, and (iv) the names and true signatures of the officers of such Credit Party or such other persons authorized to sign each Credit

Document to which such Credit Party is a party and the other documents to be delivered by it under the Credit Documents.
     (b) Organizational and Capital Structure. The organizational structure and the capital structure of the Borrower and its Subsidiaries, shall be as set forth in Section 4.1(m) and Section 4.1(m) of the Disclosure Schedule.
     (c) Good Standing Certificates. The Lenders shall have received a good standing certificate from the applicable Governmental Body of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.
     (d) Proceedings. All corporate and, to the extent necessary, shareholder proceedings of the Borrower and the other Credit Parties approving this Agreement and the transactions contemplated hereby and by the other Credit Documents shall be reasonably satisfactory to the Agent and the Lenders and their counsel. The Audit Committee of the Board shall have approved the Credit Documents and the entering into and performing by the Credit Parties of the transactions contemplated by the Credit Documents.
     (e) Closing Date Certificate. The Agent shall have received an originally executed Closing Date Certificate, in the form of Exhibit F (the “Closing Date Certificate”), from the Borrower, together with any attachments thereto.
     (f) UCC Financing Statements. The Agent shall have received UCC financing statements duly authorized by each applicable Credit Party with respect to all personal property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of the Lenders, desirable, to perfect the security interests created in such Collateral pursuant to the Collateral Documents.
     (g) Credit Documents. The Agent shall have received duly executed original copies of each Credit Document, including without limitation the Disclosure Schedule, from each applicable Credit Party. The financing statements and other Credit Documents related to perfection of the security interest of the Agent and the Lenders in the Collateral shall have been filed in all appropriate jurisdictions.
     (h) Security Collateral. The Agent shall have received the Pledge Agreement (including the stocks pledged thereunder), certificates, instruments and promissory notes (which certificates, instruments and promissory notes shall be accompanied by instruments of transfer or assignment duly endorsed in blank and otherwise in form and substance satisfactory to Agent and Lenders) representing or evidencing all negotiable documents, instruments, tangible chattel paper, certificated securities and certificates of title covering goods included in the Collateral and pledged pursuant to the Collateral Documents.
     (i) Waivers. The Agent shall have received a duly executed waiver dated as of the date hereof from Active Advertising Agency Limited, with respect to the loan agreement dated as of September 11, 2008, between the Borrower and Active Advertising Agency Limited.
     (j) Other Information. The Agent and the Lenders shall have received any other financial or non-financial information regarding the Borrower and its Subsidiaries as the Agent or any Lender may reasonably request.
     (k) Opinions. The Lenders and their counsel shall have received originally executed copies of the favorable written opinions of Latham & Watkins, special U.S. counsel for the Credit Parties, Conyers Dill & Pearman, special Cayman and British Virgin Islands counsel to the Credit Parties, and K&L Gates, special Hong Kong counsel to the Credit Parties, in the forms attached as Exhibit I and as to such other matters as Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agent and Lenders).
     (l) Fees and Expenses. The Borrower shall have paid all fees and expenses (including reasonable attorneys’ fees) and out of pocket expenses of the Lenders and the Agent incurred in connection with this Agreement and the other Credit Documents.
     Section 3.2 Conditions to Each Borrowing. The obligation of each Lender to make any Loan on any Borrowing Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 11.1, of the following conditions precedent:
     (a) Funding Notice. The Agent and Lenders shall have received a fully executed and delivered Funding Notice, in accordance with Section 2.3. Each Funding Notice shall be executed by an Authorized Officer of the Borrower in a writing delivered to the Agent and the Lenders on a Business Day. In lieu of delivering a Funding Notice, the Borrower may give the Agent and the Lenders telephonic notice by the required time of any proposed Borrowing; provided, each such notice shall be promptly confirmed in writing by delivery of the Funding Notice to the Agent and the Lenders on or before the applicable date of Borrowing. The Agent shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of the Borrower or for otherwise acting in good faith.
     (b) Representations and Warranties. As of such Borrowing Date, the representations, warranties and covenants of the Credit Parties contained in the Credit Documents (including, without limitation, any updated Disclosure Schedule) shall be true, correct and complied with on and as of that Borrowing Date, except as to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true, correct and complied with on and as of such earlier date.
     (c) No Default or Event of Default. As of such Borrowing Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Borrowing that would constitute an Event of Default or a Default.

     (d) Consents. The Lenders shall have received such Consents and other information, approvals, opinions or documents reasonably requested by the Agent or the Lenders or otherwise required in connection with such Borrowing and the granting of any security interest, as may be required under any Credit Document or any other agreements.
     (e) Available Commitment. After making the Loans requested on such Borrowing Date, the aggregate outstanding principal amount of Term Loans shall not exceed the aggregate amount of Term Loan Commitments.
     (f) No Material Adverse Effect. No Material Adverse Effect shall have occurred, or shall reasonably be expected to occur, after giving effect to the making of such Loans.
     (g) No Order. No court or other Governmental Body having jurisdiction over the Borrower or any of the other Credit Parties or the Lenders shall have instituted, enacted, issued, promulgated, enforced or entered any U.S. or non-U.S. Regulation (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the transactions contemplated by the Credit Documents or any provision of any Credit Document or results or could reasonably be expected to result in a Material Adverse Effect or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the transactions contemplated by the Credit Documents or to invalidate any provision of any Credit Document.
     (h) Actions to Perfect Security Interests. The Lenders shall have received evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument, and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Lenders, including the entering of the Lien of the Agent in the register of members or share register of the Subsidiary whose equity is being pledged in accordance with the constitutive documents of such Subsidiary and the law of the jurisdiction of organization of such Subsidiary.
     (i) Approval of Acquisition. The proceeds of the Loan requested shall be used solely to fund the acquisition of or investment in the Media Assets, which, in the case of the Approved Media Assets, must be on substantially the same terms as set forth in Part II in Annex A of the Disclosure Schedule, and in the case of other Media Assets, must be on terms and conditions reasonably satisfactory to the Agent, and the Agent shall have received simultaneously with the Funding Notice for such acquisition or investment (i) a description of the pro forma cash flow to the Borrower from such Media Assets, (ii) a copy of the resolutions of the Board or Audit Committee thereof, approving the acquisition or investment, (iii) a certificate of an Authorized Officer of the Borrower as required by Section 5.1(o), and (iv) complete executed copies of all of the documents relating to such acquisition; provided, however, that to the extent any acquisition directly involves a PRC Governmental Body, the Borrower shall not be required to deliver complete executed copies of the acquisition documents to the Agent prior to funding, but shall provide to the Agent for approval the executed term sheet and memorandum of understanding setting forth the significant terms of the acquisition, which shall include a description of the Media Asset to be acquired or invested in and the amount of the purchase price therefor.
     Section 3.3 Conditions Subsequent. No later than 30 days after the Closing Date, the Agent shall have received the following:
     (a) Deposit Accounts. Executed copies of all documents required to perfect a security interest in and Lien upon all Deposit Accounts of the Guarantors, and each Guarantor shall have taken or cause to be taken any other action, executed or delivered or caused to be executed and delivered any other agreement, document and instrument, made or cause to be made any other filing or recording, and obtained or caused to be obtained all consents and approvals related thereto.
     (b) Appointment of Process Agent. Evidence in form and substance reasonably satisfactory to the Agent, of the appointment of the agents for service of process by the Credit Parties under the Credit Documents.
ARTICLE IV
Representations and Warranties
     Section 4.1 Representations and Warranties of the Credit Parties. In order to induce the Agent and the Lenders to enter into this Agreement and to make each Borrowing to be made thereby, each Credit Party hereby represents and warrants to the Agent and each Lender, on the Closing Date and on each Borrowing Date as follows:
     (a) Corporate Status; Corporate Authorization. Each Credit Party, the Parent and each of their Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Each such Person is duly qualified and licensed in every jurisdiction where it is doing business and in good standing in every jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on such Credit Party or its Subsidiaries, and has all requisite power and authority to carry on its business as now conducted. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, and by the Borrower of the Deposit Agreement (i) are within its respective power and authority, (ii) have been duly authorized, and (iii) do not conflict with or contravene its respective constitutive documents. The execution, delivery and performance by the Borrower of its obligations under the Deposit Agreement, and by each of the Credit Parties and the Parent of its respective obligations, and exercise of its respective rights under the Credit Documents, including, without limitation, the making of the Loans under this Agreement and the issuance of Borrower Common Shares (if any) upon conversion of Loans (such shares, the “Loan Shares”), (i) do not require any Consents other than those that have been obtained or will be obtained pursuant to the Credit Documents, (ii) are not and will not be in conflict with or prohibited or prevented by, or result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, (A) any applicable Regulation or (B) any corporate governance document, corporate minute or resolution of any Credit Party or (C) any instrument, agreement or provision thereof, in each case binding on any of them or affecting any of their property, (iii) except under the Collateral Documents, result in the imposition of any Lien upon any properties or assets of any Credit Party or any of its Subsidiaries, (iv) result in the Borrower being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations of the Borrower or any of its Subsidiaries or any options or other rights exercisable for any of same or (v) cause the accelerated vesting of any Employee Share Options or other employee benefits or result in any obligations on the part of the Borrower or any of its Subsidiaries to pay any additional severance benefits upon the termination of the employment of any employee.
     (b) Execution and Binding Effect. The Credit Documents have been duly executed and delivered by each Credit Party which is a party thereto and, assuming the due execution and delivery by the other parties thereto, each Credit Document constitutes the legal, valid and binding obligation of each Credit Party which is a party thereto, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles and, with respect to the Investor and Registration Rights Agreement, principles of public policy regarding the indemnification provisions contained therein. The Deposit Agreement has been duly executed and delivered by the Borrower and, assuming the due execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
     (c) Tangible Assets. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower and each of its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of real and tangible personal property that are material to their respective businesses, free and clear of all Liens other than Permitted Liens.
     (d) Senior Indebtedness. The Obligations of each Credit Party under this Agreement and each other Credit Document ranks and shall continue to rank senior in priority of payment to all other Indebtedness of such Credit Party, other than the Indebtedness listed in Part I on Section 4.1(ii) of the Disclosure Schedule and Section 6.1(a) of the Disclosure Schedule, and ranks and shall continue to rank at least pari passu with the Indebtedness described in Part I of Section 4.1(ii) of the Disclosure Schedule and Section 6.1(a) of the Disclosure Schedule, ordinary course trade payables, capital leases and ordinary course financings to facilitate conversion of Dollars into RMB required for working capital purposes in the PRC.
     (e) Laws. Each Credit Party and its Subsidiaries is in compliance with all applicable Regulations, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Credit Party is in default under or in violation of any provision of its constitutive documents, including without limitation the

Borrower’s Articles of Association, and no defaults or violations have occurred in the past that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (f) Litigation. Except as set forth in Section 4.1(f) of the Disclosure Schedule, there are no legal or other proceedings or investigations pending or threatened against any Credit Party or any of its Subsidiaries before any court, tribunal or regulatory authority which could, if adversely determined, alone or together, reasonably be expected to have a Material Adverse Effect on such Credit Party or such Subsidiary.
     (g) Governmental Approvals and Filings. No approval, order, Consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Body (collectively, “Governmental Action”) is or will be necessary in connection with the execution and delivery of this Agreement or any other Credit Document, consummation by the Credit Parties of the transactions herein or therein contemplated, or performance of or compliance with the terms and conditions hereof or thereof, other than (i) the filings and recordations contemplated by the Collateral Documents and (ii) the registration and other transactions contemplated by the registration rights contained in the Investor and Registration Rights Agreement. None of the Credit Parties is subject to regulation under any Regulation limiting the Borrower’s ability to incur Indebtedness for money borrowed. None of the Credit Parties is an “investment company” or a company “controlled” by an “investment company”, with the meaning of the United States Investment Company Act of 1940, as amended.
     (h) [Reserved]
     (i) Collateral. From and after the execution and delivery of the Collateral Documents and the filing of the documents thereby required, the Agent, on behalf of the Lenders, shall have, subject only to Permitted Liens, a first-priority perfected security interest in and to all of the Collateral, free and clear of any Liens other than the Permitted Liens, and entitled to priority under applicable law, with no financing statements, hypothecations, chattel mortgages, real estate mortgages, charges or similar filings on record anywhere other than such filings in connection with this Agreement, the Collateral Documents or the Permitted Liens. Each of the representations and warranties made by each Credit Party in each Collateral Document to which it is a party is true and correct in all material respects as of each date made or deemed made.
     (j) Partnerships, Etc. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party is a partner (general or limited) of any partnership, is a party to any Joint Venture or owns (beneficially or of record) any equity or similar interest in any similar Person (including, without limitation, any interest pursuant to which such Credit Party has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person).

     (k) Fiscal Year. Each fiscal year of the Credit Parties and their Subsidiaries begins on January 1 of each calendar year and ends on December 31 of each calendar year.
     (l) Subsidiaries.
     (i) Section 4.l(l) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Closing Date, of each Media Company (including each Credit Party), showing as to each entity (A) the jurisdiction of its organization and jurisdictions in which it is qualified to do business, if applicable, (B) the number of shares of Capital Stock of each class (1) authorized and (2) issued and outstanding, (C) the percentage of the outstanding shares of Capital Stock of such entity owned directly or indirectly by the Borrower, (D) the names of the record holders of each class of outstanding shares of Capital Stock of such entity and the number of such shares held by each such holder, (E) the number of shares of Capital Stock of such entity covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights, if applicable, (F) the percentage of those options, warrants or rights owned directly or indirectly by the Borrower or such other Persons, if applicable, and (G) the names of the record holders of such options, warrants and rights and the number of such options, warrants and rights held by each such holder.
     (ii) All material Subsidiaries of the Borrower are described in Section 4.1(m) of the Disclosure Schedule. Except as set forth in Section 4.1(m) of the Disclosure Schedule: (i) all of the outstanding shares or registered capital or other equity capital in each of such Subsidiaries are duly authorized, validly issued, fully paid and nonassessable; (ii) all of the outstanding shares or registered capital of, or other ownership interest in each of such Subsidiaries are owned by the Borrower or a wholly-owned Subsidiary of the Borrower, free and clear of any Liens; (iii) there are no outstanding subscriptions, rights, options, warrants, convertible securities or other agreements or commitments obligating the Borrower or any such Subsidiary to issue, transfer or sell any securities of any such Subsidiary; and (iv) neither the Borrower nor any of its Subsidiaries owns, of record or beneficially, any material direct or indirect equity or other interest in any other Person.
     (m) Capitalization.
     (i) As of the date hereof, the authorized capital of the Borrower consists of 343,822,874 Borrower Common Shares, 50,054,619 Class B Common Shares, 320,000 Series B Preferred Shares and 605,802,507 shares not yet designated as to class or series (the “Undesignated Shares”). As of the date hereof, of the Borrower Common Shares currently authorized, 96,860,049 shares are currently outstanding, 19,530,205 shares are reserved for issuance under the Share Option and Share Grant Plan and the remainder are unissued. Of the Class B Common Shares, 50,054,618 are currently outstanding and the remainder are unissued. Of the Series B Preferred Shares, 314,000 are currently outstanding and the remainder are unissued.

     (ii) Except as disclosed therein, the Borrower, each Guarantor and each other Credit Party is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries of the Borrower, each Guarantor and each other Credit Party listed in Section 4.1(l)(i) of the Disclosure Schedule as being owned by the Borrower, such Guarantor or such other Credit Party and there are no proxies, irrevocable or otherwise, with respect to such shares. Except as disclosed in Section 4.1(l)(ii) of the Disclosure Schedule, no equity securities of any of the Media Companies are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Media Company is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.
     (iii) As of the Closing Date, the issued and outstanding shares of Capital Stock of the Borrower and each of the other Media Companies are directly and beneficially owned and held by the persons indicated in Section 4.1(l)(iii) of the Disclosure Schedule. In each case all of such shares have been duly authorized, validly issued, are fully paid and non-assessable, without violation of the preemptive rights, rights of first refusal or other similar rights and in compliance with U.S. federal and state, and non-U.S., securities laws. Except as set forth in Section 4.1(l)(iii) of the Disclosure Schedule, no equity securities of the Borrower or any of the other Media Companies is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which the Borrower or any of the other Media Companies is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.
     (iv) Except as set forth in Section 4.1(l)(iv) of the Disclosure Schedule, there are no authorized or outstanding bonds, debentures, notes or other obligations or equity-linked securities of the Credit Parties, the holders of which have the right to vote with the holders of Borrower Common Shares on any matter.
     (v) All outstanding Employee Share Options have been issued without violation of any preemptive rights of any Person, and all Borrower Common Shares issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued and will be fully-paid and nonassessable, free and clear of all Liens without violation of preemptive rights, rights of first refusal or other similar rights and in compliance with U.S. federal and state, and non-U.S., securities laws.
     (n) Loan Shares. Loan Shares issuable pursuant to this Agreement have been duly reserved for issuance, have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully-paid and nonassessable, free and clear of all Liens, without violation of preemptive rights, rights of first refusal or other similar rights and in compliance with U.S. federal and state, and non-U.S., securities laws.
     (o) Deposit Agreement; Issuance of ADSs. The Borrower Common Shares may be deposited by the holders thereto with the Depositary’s agent acting as custodian under the Deposit Agreement in accordance with the Deposit Agreement. Upon the due issuance by the Depositary to Lenders of ADRs evidencing the ADSs against the deposit of Borrower Common Shares in accordance with the provisions of the Deposit Agreement, such ADRs will be duly authorized and validly issued, free and clear of all Liens without violation of preemptive rights, rights of first refusal or other similar rights and in compliance with U.S. federal and state, and non-U.S., securities laws and the Deposit Agreement, and the Lenders will be entitled to the rights of a registered holder of ADRs evidencing the ADSs specified therein and in the Deposit Agreement. The Common Shares may be freely deposited by the Borrower with the Depositary against issuance of ADRs evidencing the ADSs. The ADSs are freely transferable by the Company to or for the account of the Lenders. There are no restrictions on subsequent transfers of the Borrower Common Shares or ADSs under the laws of the Cayman Islands or the United States. The Borrower has not breached any of its material obligations under the Deposit Agreement, and, to the knowledge of the Borrower, the Depositary has not breached any of its material obligations under the Deposit Agreement. The Borrower has not received any notice of resignation or termination from the Depositary.
     (p) No Material Misstatements and Omissions.
     (i) To the Knowledge of each Credit Party, there are no facts pertaining to any Credit Party or its Subsidiaries, their assets or properties or their businesses which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement, the other Credit Documents or in any other documents, certificates and statements (including, without limitation, contract summaries and translations) furnished to the Agent or the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents. To the Knowledge of each Credit Party, there is no information which would contradict or is inconsistent in any material respect with any representation or warranty of any Credit Party contained in the Credit Documents.
     (ii) From March 9, 2007, the Borrower has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing filed prior to the date hereof and all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein being sometimes herein collectively referred to as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports (as amended or supplemented), and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (iii) As of their respective dates, except as set forth therein or in the notes thereto, the Financials contained in the SEC Reports and the related notes, where applicable, complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financials: (A) were prepared in accordance with GAAP, consistently applied during the periods involved (except (1) as may be otherwise indicated in the notes thereto or (2) in the case of unaudited interim statements, to the extent that they may not include footnotes or may be condensed or summary statements), (B) give a true and fair view of the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) and (C) are in all material respects in accordance with the books of account and records of the Borrower and its consolidated Subsidiaries (except as may be otherwise noted therein).
     (q) Independent Accountants. Deloitte Touche Tohmatsu, who have expressed their opinion with respect to the Financials, are (i) independent public or certified public accountants as required by the Exchange Act, (ii) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X and (iii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.
     (r) No Undisclosed Liabilities; No Debt. Except as disclosed in Section 4.1(r) of the Disclosure Schedule, neither the Borrower nor any of its Subsidiaries has any material liability (whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for the following: (i) liabilities reflected in or reserved for in the consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2007, (ii) liabilities that have arisen since the date of the consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2007 in the ordinary course of the businesses of the Borrower and its Subsidiaries consistent with past practice that would have been required under GAAP to be reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2007 had such liabilities existed as of the date of the consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2007, (iii) liabilities that would not be required under GAAP to be reflected in an audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and that are not in the aggregate material and (iv) liabilities incurred in connection with the Transactions. The Borrower has not, since December 31, 2007, incurred any short-term or long-term debt, issued any equity or equity-linked securities or made any dividends or distributions other than in the ordinary course, except as disclosed in Section 4.1(r) of the Disclosure Schedule.
     (s) Solvency. Each Credit Party and each of its Subsidiaries is Solvent.

     (t) Labor Practices. No Credit Party or any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Disclosure Schedule, there is (i) no complaint of unfair labor practice pending against any Credit Party or any of its Subsidiaries or threatened against any of them before any Governmental Body and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or any if its Subsidiaries or threatened against any of them, (ii) no strike or work stoppage in existence or threatened involving any Credit Party or any of its Subsidiaries, and (iii) no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries, as the case may be, and no union organization activity that is taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
     (u) Employee Benefits. Except as disclosed in Section 4.1(u) of the Disclosure Schedule, no Credit Party or any Affiliate thereof sponsors, maintains, contributes to or has any obligation under any employee benefit plan, pension plan or any other plan maintained for employees which are subject to ERISA or the Internal Revenue Code or where the aggregate liability of such Credit Party or Subsidiary is in excess of $100,000 per year. Except as disclosed in Section 4.1(u) of the Disclosure Schedule, each Credit Party is in compliance with all Regulations governing plans maintained for employees in the jurisdictions in which they do business.
     (v) Environmental Matters.
     (i) Except as disclosed in Section 4.1(v)(i) of the Disclosure Schedule, no Credit Party or any of its Subsidiaries has any Environmental Liabilities at any Relevant Property, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (ii) Except as disclosed in Section 4.1(v)(ii) of the Disclosure Schedule, each Credit Party and each of its Subsidiaries: (A) has operated its business in compliance with all applicable Environmental Laws; (B) has obtained all Environmental Permits required by applicable Environmental Laws for the ownership and operation of its properties, and all such Environmental Permits are in full force and effect or such Person has made all appropriate filings for issuance or renewal of such Environmental Permits; (C) is not aware of any acts, omissions, events or circumstances that may interfere with or prevent continued compliance with the Environmental Laws and Environmental Permits referred to in the preceding clauses (A) and (B); (D) has not received notice of any asserted or threatened claim, action, suit, proceeding, hearing, investigation or request for information relating to any environmental matter; and (E) has not received notice from any Governmental Body that any Credit Party or any of its Subsidiaries is a potentially responsible party under any Environmental Law at any disposal site containing Hazardous Materials, nor received any notice that any Lien under any Environmental Law against any property of any Credit Party or any of its Subsidiaries exists, in the case of each of clauses (A) through (E), except for matters, which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (w) Insurance. Except as disclosed in Section 4.1(w) of the Disclosure Schedule, the policies, binders or self-insurance programs for fire, liability, product liability, workmen’s compensation, vehicular and other insurance currently held by or on behalf of each Credit Party and each of its Subsidiaries insure its material properties and business activities against such losses and risks as are adequate to protect is properties in accordance with customary industry practice when entered into or renewed. As of the date hereof, all such policies, binders and self-insurance programs are in full force and effect, except such as could not be reasonably be expected to have a Material Adverse Effect To the Knowledge of each Credit Party, as of the date hereof, none of the Credit Parties or any of their Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures are required or notice of cancellation of any material insurance policy or binder.
     (x) Intellectual Property. Each Credit Party and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights or otherwise, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. None of the former or present employees, officers or directors of any Credit Party or any of its Subsidiaries holds any material right, title or interest, directly or indirectly, in or to any such Intellectual Property (including moral rights). As of the date hereof, the Borrower and the other Media Companies do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country that are material to the conduct of the business of the Borrower or of the other Media Companies, taken as a whole, other than those described in Section 4.1(x) of the Disclosure Schedule and has not granted any licenses with respect thereto other than as set forth in Section 4.1(x) of the Disclosure Schedule. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. Except as set forth in Section 4.1(x) of the Disclosure Schedule, to the best of the Borrower’s and its Subsidiaries’ knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by the Borrower or any of the other Media Companies infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting the Borrower or any of the other Media Companies contesting its right to sell or use any such Intellectual Property, in each case except as could not reasonably be expected to result in a Material Adverse Effect. Section 4.1(x) of the Disclosure Schedule sets forth all of the material agreements or other material arrangements of the Borrower and each of the other Media Companies pursuant to which the Borrower or such other Media Company has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another Person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of the Borrower or such other Media Company as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by the Borrower or any of the other Media Companies after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). As of the date hereof, all material license and related rights are in full force and effect, no default or event of default exists with respect thereto in respect of the obligations of licensor or with respect to any royalty or other payment obligations of the Borrower or any of the other Media Companies or any obligations of the Borrower or any of the other Media Companies with respect to manufacturing standards, quality control or specifications and the Borrower or any of its Subsidiaries thereto is in compliance with the terms thereof in all material respects and no owner, licensor or other party thereto has sent any notice of termination or its intention to terminate such license or rights.
     (y) Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default.
     (z) Absence of Other Defaults. Except as disclosed in Section 4.1(z) of the Disclosure Schedule, no Credit Party or any of its Subsidiaries is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party (by successor in interest or otherwise) or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     (aa) Material Contracts. Part I of Section 4.1(aa) of the Disclosure Schedule sets forth a true, correct and complete list and description of all the Material Contracts, as of the Closing Date, to which any Credit Party or any of its Subsidiaries is a party, and all such Material Contracts are in full force and effect in accordance with their terms as of the Closing Date. No Credit Party or any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of the Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     (bb) Brokerage Fees. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Credit Documents, and no other similar fees or commissions will be payable by the Credit Parties for any other services rendered to the Credit Parties ancillary to the credit transactions contemplated herein.
     (cc) Margin Regulations. No part of the proceeds of the Loans issued hereunder will be used for the purpose of buying or carrying any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock, in either case in a manner which would violate or conflict with Regulations T, U or X of the Board

Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit to others for the purpose of buying or carrying Margin Stock. Neither the making of the Loans nor any use of proceeds of any such Loans will violate or conflict with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.
     (dd) Taxes.
     (i) Each Credit Party and each of its Foreign Subsidiaries has timely filed all Tax returns required by any jurisdiction in which the Credit Party or Foreign Subsidiary does business and has not failed to pay any material Taxes on or before the due dates thereof except for Taxes not yet due and except for those the amount or validity of which is currently being contested in good faith by appropriate proceedings. Except to the extent that reserves therefor are reflected in the Financials, (i) there are no material Tax liabilities of any Credit Party or any of their Foreign Subsidiaries due or to become due for any tax year ended on or prior to the date hereof relating to such Credit Party or any of its Foreign Subsidiaries, which are not properly reflected in the consolidated Financials of the Borrower, and (ii) there are no material claims pending, proposed or threatened against any Credit Party or any of its Foreign Subsidiaries for past Taxes, except those, if any, as to which proper reserves in accordance with GAAP are reflected in such Financials.
     (ii) Each Domestic Subsidiary of the Credit Parties has filed all Tax returns required by any jurisdiction in which such Domestic Subsidiary does business and has not failed to pay any material Taxes, or interest and penalties relating thereto, on or before the due dates thereof except for Taxes not yet due and except for those the amount or validity of which is currently being contested in good faith by appropriate proceedings and except where such failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except to the extent that reserves therefor are reflected in the Financials, (i) there are no material Tax liabilities of any Domestic Subsidiary of the Credit Parties due or to become due for any tax year ended on or prior to the date hereof relating to such Domestic Subsidiary, which are not properly reflected in the consolidated Financials of the Borrower, and (ii) there are no material claims pending, proposed or threatened against any Domestic Subsidiary of the Credit Parties for past Taxes, except those, if any, as to which proper reserves in accordance with GAAP are reflected in such Financials and, in each case, except where such liabilities and claims, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (ee) USA Patriot Act; Etc. Each Credit Party and each of its Subsidiaries is in compliance in all material respects with the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the extensions of credit hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the federal Foreign Corrupt Practices Act of 1977 as amended (the “FCPA”). No Credit Party or any of its Subsidiaries has used any corporate funds for any unlawful contribution gift, entertainment or other unlawful expense relating to political activity or otherwise violated the FCPA.
     (ff) OFAC. None of the Parent, any Credit Party, any Subsidiary of the Parent or any Credit Party or any Affiliate of the Parent or any Credit Party: (i) is in violation of the Regulations administered by the U.S. Treasury Department’s Office of Foreign Asset Control (including Executive Order No. 13224 on Terrorist Financing, effective 24 September 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56), (ii) is a Sanctioned Person, (iii) has more than 10% of its assets in Sanctioned Entities, or (iv) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loans will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     (gg) No Material Adverse Change. Since December 31, 2007, no event, circumstance or change has occurred that has had, or could reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect.
     (hh) Financial Projections. On and as of the Closing Date, the financial projections for the Borrower previously provided to the Agent for the period of Fiscal Year 2008 through and including Fiscal Year 2010 (the “Projections”) (i) are consistent with the organizational and capital structure of the Credit Parties and their Subsidiaries described in Sections 4.1(1) and 4.1(m) and set forth in Section 4.1(m) of the Disclosure Schedule, (ii) are consistent with the ownership of the Media Assets, (iii) are based on good faith estimates and assumptions made by the management of Borrower (in light of circumstances known to management at such time), and (iv) reflect all agreements to which the Borrower or any of its Subsidiaries is a party that contain earn out or other deferred payments or payments in stock and, as of the Closing Date, management of the Borrower believed that the Projections were reasonable in light of circumstances known at such time and taken as a whole, it being recognized by the Lenders and the Agent that the Projections as they relate to future events are not to be viewed as fact and that actual results during the periods covered by the Projections may differ from the projected results as set forth therein by a material amount.
     (ii) Indebtedness. Section 4.1(ii)(1) of the Disclosure Schedule contains a complete and correct listing of all Indebtedness of the Borrower and its Subsidiaries in excess of $100,000 as of the Closing Date. Except as set forth in note (11) in Part I of Section 4.1(ii)(1) of the Disclosure Schedule, each Credit Party and its Subsidiaries has performed and is in compliance with all of the material terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of any Credit Party or any of its Subsidiaries, exists with respect to any such Indebtedness. There is no Indebtedness outstanding or amounts owing to the Parent or any Subsidiary of the Parent (other than Xinhua Financial Network Limited, a Hong Kong company) by any Credit Party or any Subsidiary of any Credit Party, and there is no commitment by the Parent or any Subsidiary of the Parent to loan or advance any funds to any Credit Party or any Subsidiary of any Credit Party, except in connection with the Group Service Agreement.
     (jj) Liens. None of the properties and assets of any Credit Party or any of its Subsidiaries is subject to any Lien, except Permitted Liens. No Credit Party or any of its Subsidiaries has signed any mortgage, financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except in connection with any Permitted Lien.
     (kk) Media Assets. With respect to the Media Assets set forth on Annex A of the Disclosure Schedule as having been acquired on or prior to the date hereof, Borrower, or a wholly owned direct or indirect Foreign Subsidiary of the Borrower, either (i) has good and marketable title to such Media Assets or (ii) owns all outstanding shares of Capital Stock of the WFOE which is party to an Internal Control Agreement with respect to such Media Assets. With respect to Media Assets acquired after the date hereof, as of the date of acquisition, the Borrower, or a wholly owned direct or indirect Foreign Subsidiary of the Borrower, either (i) will have good and marketable title to such Media Assets or (ii) will own all outstanding shares of Capital Stock of the WFOE which is a party to an Internal Control Agreement with respect to such Media Assets.
     (ll) Internal Control Agreements. Each of the Internal Control Agreements that has been duly executed by the parties thereto is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable principle.
     (mm) Deposit Accounts. Section 4.1(mm) of the Disclosure Schedule contains a complete and correct listing of all demand, time, savings, passbook or like accounts with a bank, savings and loan association, credit union or like organization of the Borrower and the other Media Companies as of the Closing Date.
     (nn) Exchange Listing. The ADSs are listed on the Nasdaq Global Market and, to the knowledge of the Borrower, there are no proceedings to revoke or suspend such listing. The Borrower is in compliance with the requirements of the Nasdaq Global Market for continued listing of the ADSs thereon and any other applicable Nasdaq Global Market listing and maintenance requirements. Trading in the ADSs has not been suspended by the SEC or the Nasdaq Global Market.
     (oo) Registration, Information and Special Voting Rights. Except as disclosed in the Disclosure Schedule, the Borrower has not granted or agreed to grant any registration rights, information rights or special voting rights to any Person.

     (pp) Securities Law Compliance. Assuming the accuracy of the Lenders’ representations and warranties contained in Section 4.2, the incurrence of the Loans and the issuance of Loan Shares, if any, is and will be in compliance with Section 4(2) of and/or Regulation D under the Securities Act and is exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state and foreign securities laws. Neither the Borrower nor any agent of the Borrower has offered the Loans or Loan Shares by any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
     (qq) No Price Stabilization or Manipulation; Compliance with Regulation M, Etc. The Borrower has not taken, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Borrower Common Shares or ADSs or any other “reference security” (as defined in Rule 100 of Regulation M under the 1934 Act (“Regulation M”)), whether to facilitate the sale or resale of Loans or otherwise, and has taken no action which would directly or indirectly violate Regulation M or facilitate any short-selling of the securities offered or the underlying securities by the Lenders.
     (rr) Passive Foreign Investment Company. The Borrower believes that it will not be considered for a previous taxable year or the current taxable year a “passive foreign investment company” as defined in Section 1296 of the Internal Revenue Code.
     Section 4.2 Representations and Warranties of Lenders. Each Lender hereby represents and warrants to the Borrower, on the Closing Date and on each Borrowing Date as follows:
     (a) Purchase Entirely for Own Account. The Borrower Common Shares issuable upon conversion of the Loans (if any) will be acquired for investment for such Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Lender further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Borrower Common Shares.
     (b) Accredited Investor. Such Lender is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) under the Securities Act.
     (c) Investment Experience. Such Lender is able to bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Borrower Common Shares.

     (d) Acknowledgement of Risks. Such Lender understands and accepts the following risks that may be associated with the Borrower Common Shares:
     (i) Country Risk. Substantially all of the Borrower’s assets will be located in the PRC and enforcement of existing laws and regulations may be uncertain and sporadic, and implementation and interpretation thereof may be inconsistent. The outcome of litigation in PRC courts may be uncertain. Further, it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The introduction of new PRC laws and regulations and the interpretation of existing ones may be subject to policy changes reflecting domestic political or social changes. As the PRC legal system develops, there can be no assurance that changes in such regulation or interpretation will not have a material adverse effect on the business, financial condition, results of operations and future prospects of the Borrower.
     (ii) Regulatory Environment. PRC laws relating to foreign investments, media and financial markets are relatively new compared with those in more mature markets. New laws and regulations continue to be promulgated. There are substantial uncertainties regarding the interpretation, application and administration of current PRC laws and regulations and the impact of any new laws and regulations is unknown.
     (iii) Currency Restrictions. As a holding company for operations in the PRC, the Borrower will depend on dividends and other payments from its subsidiaries and related entities in the PRC for its revenues. The remittance of funds out of the PRC as well as the exchange rate of the RMB to other currencies are highly regulated. Changes to the exchange rate regime as well as the regulations affecting the remittance of funds out of the PRC may have an adverse impact on the Borrower’s ability to fund its expenses outside of the PRC or to issue dividends to its shareholders. Furthermore, any change in the exchange rates between the RMB and other currencies may also have an impact on the amount of proceeds in other currencies the Borrower receives from the PRC and, ultimately, the value of the Purchaser’s investment in the Borrower. The value of the Purchaser’s investment in the Borrower will also be affected by the foreign exchange rate between the HK Dollar and other currencies.
     (e) Execution and Binding Effect. Each Credit Document constitutes the legal, valid and binding obligation of such Lender which is a party thereto, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
     (f) Resale Restrictions. Such Lender understands that the Loans and the Borrower Common Shares issuable upon conversion of the Loans may not be sold, transferred, or otherwise disposed of without registration under the Securities Act, and that in the absence of an effective registration statement covering the Loans and the Borrower Common Shares or an available exemption from registration under the

Securities Act, sale, transfer or otherwise dispose of such Notes and Borrower Common Shares is unlawful.
ARTICLE V
Affirmative Covenants
     Section 5.1 Affirmative Covenants. Each Credit Party covenants and agrees that until Payment in Full, each Credit Party shall perform all the covenants in this Article V:
     (a) Basic Reporting Requirements. The Borrower shall furnish to the Agent and the Lenders upon, but only upon, the request of a Lender or the Agent:
     (i) if the Borrower at any time ceases to timely file periodic reports pursuant to Section 13 of the Exchange Act, as soon as available but in any event within ninety (90) days after the close of each Fiscal Year, the audited consolidated Financials of the Borrower and its Subsidiaries for such Fiscal Year, certified by the Borrower’s accountants;
     (ii) if the Borrower at any time ceases to timely file periodic reports pursuant to Section 13 of the Exchange Act, as soon as available but in any event within sixty (60) days after the end of each Fiscal Quarter, the unaudited consolidated Financials of the Borrower and its Subsidiaries for such quarter;
     (iii) as soon as available but in any event within thirty (30) Business Days after the end of each fiscal month the unaudited consolidated Financials of the Borrower and its Subsidiaries for such month, certified by its chief financial officer pursuant to a Financial Officer Certification;
     (iv) together with the quarterly and annual audited consolidated Financials, a certificate of the Borrower setting forth computations demonstrating compliance with the financial covenants set forth in Section 6.2 and certifying that no Default or Event of Default has occurred, or if a Default or an Event of Default has occurred, the actions taken by the Borrower with respect thereto;
     (v) promptly upon Borrower obtaining knowledge of (i) the institution of, or non frivolous written threat of, any Action not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Action that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any material damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;
     (vi) as soon as available but in no event later than the end of each Fiscal Year an updated financial projection for the succeeding Fiscal Year;

     (vii) promptly upon their becoming available, all minutes and written resolutions of the Board of Directors of the Borrower; and
     (viii) promptly upon their becoming available, copies of all statements, reports, releases, notices and any other information or data sent or made available generally or required to be disclosed by the Borrower to its shareholders.
     (b) Visitation; Verification. The Borrower and each of the other Credit Parties shall keep true and accurate books of account in accordance with GAAP and shall permit the Agent and/or any Lender and or any of their designated representatives, upon reasonable notice and at the expense of the Borrower, to visit and inspect the premises of the Borrower and/or other Credit Party, to examine the books of account of any such Persons and their Affiliates (and to make copies and/or extracts therefrom) and to discuss the affairs, finances and accounts of such Persons and their Affiliates with, and to be advised as to the same by, the managers, executives and officers of such Persons and to be advised as to such or other business records upon the request of the Agent and/or Lender.
     (c) Maintenance of Properties. The Borrower and each of the other Credit Parties shall maintain its corporate/legal existence and business, maintain its assets in good operating conditions and repair (subject to ordinary wear and tear and casualty damage and to all provisions of this Agreement permitting sales of certain of Borrower’s assets), keep its business and assets adequately insured.
     (d) Notice of Material Events. The Borrower and each of the other Credit Parties shall notify the Agent and the Lenders promptly in writing upon an Authorized Officer becoming aware of any of the following: (i) the occurrence of any Default or Event of Default, (ii) any noncompliance with any Environmental Law or proceeding in respect thereof which could have a Material Adverse Effect, (iii) any change of address of the Borrower or any other Credit Party, (iv) any threatened or pending litigation or similar proceeding affecting the Borrower or any other Credit Party involving claims in excess of $500,000 in the aggregate or any material change in any such litigation or proceeding previously reported, (v) claims in excess of $500,000 in the aggregate against any assets or properties of the Borrower or any other Credit Party encumbered in favor of the Agent and/or the Lenders and (vi) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
     (e) Use of Proceeds. The Borrower and each other Credit Party shall use the proceeds of the Loans only as permitted by Section 2.5 hereof (for the avoidance of doubt, the proceeds of the Loans shall not be used for the purpose of purchasing or carrying of “margin security” or “margin stock” within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224). The Borrower shall not transfer any of the proceeds of the Loans to, nor use any such proceeds for the benefit of, any of its Subsidiaries that is not a Guarantor hereunder.

     (f) Further Assurances.
     (i) The Borrower and each of the other Credit Parties shall cooperate with the Agent, take such action, execute such documents, and provide such information as the Agent may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Credit Documents.
     (ii) The Borrower and each of the other Credit Parties shall promptly, upon request by any Lender, correct, and cause each of the other parties to the Credit Documents to promptly correct, any defect or error that may be discovered in any Credit Document or in the execution, acknowledgment or recordation of the Credit Document. Promptly upon request by the Agent or the Required Lenders, the Borrower and each other Credit Party shall execute, authorize, acknowledge, deliver, record, file and register, any and all such further acts, deeds, conveyances, documents, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations, notices of assignment, transfers, certificates, assurances, resolutions, opinions of counsel, secretary’s certificates, and other instruments as the Agent or the Required Lenders may require from time to time in order to carry out more effectively the purposes of each Credit Document. Without limiting the foregoing, the Borrower and/or each other Credit Party shall (A) authorize the filing by Agent of UCC-l financing statements for all jurisdictions requested by the Agent, and (B) take such action from time to time (including, without limitation, authorizing, filing, executing and/or delivering such assignments, security agreement and other instruments) as shall be reasonably requested by the Agent to create, in favor of the Lenders, to the extent required under the respective Collateral Documents and to the maximum extent permitted under applicable law, a first-priority perfected Lien in all of the Collateral, subject only to Permitted Liens.
     (g) Insurance. The Borrower and each of the other Credit Parties shall maintain, at its respective expense, and keep in effect with responsible insurance companies, such liability insurance for bodily injury and third-party property damage as is customary in the case of companies engaged in the same or similar business or having similar properties, similarly situated. The Borrower and each of the other Credit Parties shall keep and maintain, at its expense, its material real and personal property insured against loss or damage by fire, theft, explosion, spoilage and all other risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount equal to the full replacement or cash value thereof, subject to deductible amounts which the Borrower, in its reasonable judgment, deems prudent.
     (h) Information Regarding Collateral. The Borrower and each of the other Credit Parties will furnish to the Agent prompt written notice of any change in (i) any Credit Party’s corporate name or any trade name used to identify it in the conduct of its business or any Credit Party’s chief executive office, its principal place of business or its jurisdiction of organization, (ii) any Credit Party’s identity or corporate structure or (iii)

any Credit Party’s federal Taxpayer Identification Number (if any). The Borrower and each of the other Credit Parties will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Lien established under any Credit Document on the Collateral.
     (i) Existence; Conduct of Business. The Borrower and each of the other Credit Parties will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits (including, without limitation, Environmental Permits) privileges, franchises and Intellectual Property material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.1(g).
     (j) Payment of Obligations. The Borrower and each of the other Credit Parties will pay their Indebtedness and other obligations, including Tax liability, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     (k) Compliance with Regulations. The Borrower and each of the other Credit Parties will comply with all Regulations (including, without limitation, all Environmental Laws), applicable to it or its property, except where failure to do so, whether individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (l) Compliance with Material Contracts. The Borrower and each of the other Credit Parties will comply with all Material Contracts (including, without limitation, all Material Contracts constituting Media Assets), except where the failure to do so, whether individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (m) Guarantors. If any Foreign Subsidiary is formed or acquired after the Closing Date which directly or indirectly holds any Media Assets or any outstanding shares of Capital Stock of a WFOE which is party to an Internal Control Agreement with respect to such Media Assets, the Borrower and each of the other Credit Parties will, within three Business Days after such Foreign Subsidiary is formed or acquired, notify the Agent and the Lenders thereof and the Borrower and each of the other Credit Parties shall cause such Foreign Subsidiary to become a Guarantor hereunder by (i) executing a joinder to this Agreement in the form of Exhibit G hereto, (ii) executing a guaranty in the form of Exhibit D hereto, and (iii) executing a joinder to the Guarantor Security Agreement of the Guarantors in the form of Exhibit B thereto. Upon delivery of any such joinders and such guaranty to Agent, notice of which is hereby waived by the parties hereto, each such Guarantor shall be as fully a party hereto as if such Guarantor were an original signatory hereof. In addition, each Credit Party will cause any equity interest in such Foreign Subsidiary and Indebtedness owned by or on behalf of such Foreign Subsidiary to be added to the Collateral. The Borrower shall deliver all certificates, documents, instruments and agreements, including all constitutive documents, resolutions, secretary’s certificates, opinions of counsel, and financing statements, and take all such action, reasonably requested by the Agent in furtherance of the foregoing. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Agent not to cause any such Foreign Subsidiary of the Borrower and each of the other Credit Parties to become a Guarantor hereunder.
     (n) Reserved Shares. The Borrower shall reserve a sufficient number of authorized Borrower Common Shares for issuance such that at all times there are enough Borrower Common Shares to fully convert the Loan Conversion Amount upon election by the Lenders to convert into Borrower Common Shares in accordance with Article X hereof.
     (o) Additional Media Assets. No Media Asset shall be acquired after the date hereof unless (i) it (A) is held by Starease Limited, Upper Step Holdings Limited or any other wholly owned Foreign Subsidiary of the Borrower that has fully complied with the provisions of Section 5.1(m) and (B) is subject to an Internal Control Agreement with any Credit Party or any Subsidiary of any Credit Party; (ii) (A) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.2 before and after giving effect to such acquisition, (B) no Default or Event of Default shall have occurred and be continuing (or would occur after giving effect thereto), and (C) such acquisition shall not be reasonably expected to cause a Material Adverse Effect; (iii) the acquisition of or investment in the Media Assets, in the case of the Approved Media Assets, must be on substantially the same terms as set forth in Part II in Annex A of the Disclosure Schedule, and in the case of other Media Assets, must be on terms and conditions reasonably satisfactory to the Agent; (iv) the Borrower shall have provided the Agent and the Lenders with notice thereof, not less than five (5) days prior to the proposed closing thereof, and the Agent shall have received (A) a description of the pro forma cash flow to the Borrower from such Media Assets, (B) a copy of the resolutions of the Board or Audit Committee thereof, approving the acquisition or investment, (C) an updated Disclosure Schedule to reflect such acquisition, if necessary, and (D) complete executed copies of all of the documents relating to such acquisition; provided, however, that to the extent any acquisition directly involves a PRC Governmental Body, the Borrower shall not be required to deliver complete executed copies of the acquisition documents to the Agent prior to funding, but shall provide to the Agent for approval the executed term sheet and memorandum of understanding setting forth the significant terms of the acquisition, which shall include a description of the Media Asset to be acquired or invested in and the amount of the purchase price therefor; and (v) the Borrower shall have provided the Agent with a certificate signed by an Authorized Officer of the Borrower, certifying (A)the Borrower’s pro forma compliance with the covenants listed in clauses (i), (ii), (iii) and (iv) of this Section 5.1(o), together with any calculations necessary to demonstrate such compliance; and (B) the Borrower’s compliance with Sections 5.1(m) and 6.1(k).
     (p) Blue Sky Compliance. The Borrower shall qualify or register the Loan Shares or ADSs or obtain exemptions from the application of the state securities or blue sky laws or other foreign laws of those jurisdictions designated by the Agent, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Loan Shares or ADSs. The Borrower shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Borrower will advise the Agent promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Loan Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Borrower shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.
     (q) Disclosure; Other Material, Nonpublic Information. (i) On or before the fourth (4th) Business Day following the date of this Agreement, the Borrower shall furnish the SEC with a Current Report on Form 6-K disclosing the terms of the transactions contemplated by the Credit Documents in the form required by the Exchange Act. (ii) If this Agreement requires any Credit Party to deliver or disclose material, nonpublic information (within the meaning of U.S. federal securities laws or “MNPI”) to the Agent or Lenders, the applicable Credit Party will not deliver or disclose such information without the consent of the Agent and Lenders, will request whether the Agent and the Lenders want to have such information delivered or disclosed and shall comply with the response of the Agent and the Lenders to such request; it being understood that, if any Credit Party provides or delivers information to any Lender or the Agent in response to the request of such Lender or Agent pursuant to Section 5.1(a) or Section 5.1(b), then such Credit Party will have complied with the agreement contained in this clause (ii) and will not be required to take any further action to comply with this clause (ii), unless and until the Lender or Agent shall have given notice that it no longer is requesting information pursuant to Section 5.1(a) or Section 5.1(b). (iii) If the Agent or any Lender has, or believes it has, received any such MNPI regarding the Borrower or any of its Subsidiaries from the Borrower, any of its Subsidiaries or any of their officers, directors, employees or agents in contravention of the agreement contained in clause (ii) of this paragraph, it shall provide the Borrower with written notice thereof and the Borrower shall within three (3) Business Days thereafter, make public disclosure of such MNPI if permitted under applicable law or without breach or violation of any agreement, contract or other obligation of the Borrower; provided, that if the Borrower shall fail to make such public disclosure within such three (3) Business Day period, the Agent or such Lender shall be entitled to make public disclosure of such information to the extent permitted under applicable law or without breach or violation of any agreement, contract or other obligation of the Borrower.

     (r) Listing. Neither the Borrower nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the ADSs on the Nasdaq Global Market and shall use commercially reasonable efforts to maintain the listing of the ADSs on the Nasdaq Global Market, including without limitation, exhausting all available remedies, appeal reviews and other similar mechanisms and procedures provided for under the rules and regulations of the Nasdaq Global Market to permit such continued listing of the ADSs. Upon the issuance of the Conversion Securities, the Borrower will submit notification to the Nasdaq Global Market relating to the ADSs issuance under the Deposit Agreement relating to Conversion Securities.
     (s) Issuance of ADSs. Upon the request of a Lender at any time, and subject to applicable securities Regulations and the provisions of the Deposit Agreement, the Borrower shall arrange for any Loan Shares issued or issuable to the Lender to be deposited with the Depositary and for corresponding ADSs to be issued in the name of the Lender, and the Borrower shall pay any fees or expense reimbursements required to be paid to the Depositary in connection therewith.
ARTICLE VI
Negative Covenants and Financial Covenants
     Section 6.1 Negative Covenants. Each Credit Party covenants and agrees that until Payment in Full, each Credit Party shall perform all covenants in this Section 6.1:
     (a) Indebtedness. No Credit Party or any of its Subsidiaries shall create, incur, permit to exist or assume any Indebtedness other than (i) Indebtedness to the Agent and/or the Lenders arising under the Credit Documents, (ii) Indebtedness of Credit Parties and their Subsidiaries existing as of the date hereof set forth in Section 6.1(a) of the Disclosure Schedule hereto and any refinancings, renewals, or extensions (but not increases) thereof, (iii) Indebtedness in respect of taxes or other governmental charges contested in good faith by appropriate proceedings and for which such Credit Party or Subsidiary has made appropriate reserves, (iv) Indebtedness of the Credit Parties and their Subsidiaries incurred under Capital Leases entered into in the ordinary course of business in an aggregate amount not to exceed, together with all amounts under all Operating Leases, $8,000,000 on any date of determination, (v) Indebtedness in RMB which is entirely secured by a Dollar deposit and which is incurred solely for the purpose of converting Dollars into RMB required for working capital purposes in the PRC, (vi) unsecured Indebtedness of a Credit Party owing to a Subsidiary of any Credit Party which is subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Agent in its reasonable discretion; (vii) unsecured Indebtedness of any Credit Party owing to any other Credit Party which is subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Agent in its reasonable discretion; (viii) unsecured Indebtedness of any Subsidiary that is not a Credit Party or a Subsidiary of a Credit Party owing to any other Subsidiary that is not a Credit Party or a Subsidiary of a Credit Party; (ix) Indebtedness of the Credit Party’s Subsidiaries that are not Media Companies constituting ordinary course working capital lines of credit not to exceed in the aggregate $5,000,000 for all such

Subsidiaries, and which is not guaranteed by, or secured by any assets of, any of the Credit Parties or Media Companies, or (x) trade or other similar Indebtedness on normal commercial terms incurred in the ordinary course of business and payable within 90 days (the Indebtedness described in clauses (i) through (x) of this paragraph, collectively, the “Permitted Indebtedness”).
     (b) Liens. No Credit Party or any of its Subsidiaries shall create or incur any Liens on any of the property or assets of such Credit Party or Subsidiary, except (i) Liens securing the Obligations, (ii) Liens securing taxes or other governmental charges not yet due or due but contested in good faith by appropriate proceedings and for which such Credit Party or Subsidiary has made appropriate reserves (so long as the holder of any such Lien is not taking any active steps to enforce or foreclose on such Lien), (iii) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar statutory Liens arising in the ordinary course of such Credit Party’s or Subsidiary’s business, less than 120 days old as to obligations not yet due or due but contested in good faith by appropriate proceedings and for which such Credit Party or Subsidiary has made appropriate reserves (so long as the holder of any such Lien is not taking any active steps to enforce or foreclose on such Lien), (iv) easements, rights of way, zoning restrictions and similar minor Liens which individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Borrower and/or any Credit Party or Subsidiary, (v) Liens existing as of the date hereof set forth in Section 6.1(b) of the Disclosure Schedule hereto and (vi) Liens securing Indebtedness permitted under Section 6.1(a)(vii) so long as such Liens do not cover any assets of any Credit Party or Media Company (the liens described in clauses (i) through (vi) of this paragraph, the “Permitted Liens”).
     (c) Sales and Lease-Backs. No Credit Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property where the market value of such property or the aggregate obligations are in excess of $250,000 (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (i) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any other Credit Party), or (ii) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than the Borrower or any other Credit Party) in connection with such lease.
     (d) Transactions with Shareholders and Affiliates. No Credit Party shall directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service, but excluding the transactions contemplated by this Agreement and purchase agreements in connection therewith) between a Significant Person and the Borrower or any of its Subsidiaries except (i) transactions between the Borrower and any of its wholly owned Subsidiaries, (ii) transactions between any wholly-owned Subsidiaries of the Borrower and (iii) those transactions that are (A) on terms no less favorable to the Borrower or such Credit Party, as the case may be, than those that generally might be obtained at the time from a Person who is not such a holder or an Affiliate and (B) approved by the board of directors of the Borrower or such Credit Party; provided, the foregoing restriction shall not apply to compensation and expense reimbursement arrangements for directors, officers and other employees of the Credit Parties entered into in the ordinary course of business.
     (e) Investments. No Credit Party or any of its Subsidiaries shall make any Investments other than Investments in:
     (i) Cash and Cash equivalents;
     (ii) ownership by the Borrower or any of its Subsidiaries of the Capital Stock of their existing or hereafter created or, with the prior written consent of the Agent, acquired Subsidiaries;
     (iii) Indebtedness owing to the Borrower from any of its Subsidiaries;
     (iv) existing Investments set forth in Section 6.1(e) of the Disclosure Schedule hereto;
     (v) Investments consisting of accounts and promissory notes created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms consistent with past practice, provided, that upon receipt of such Investments, such Credit Party shall take all actions reasonably necessary to ensure that such Investment is subject to the first priority Lien of the Agent;
     (vi) Investments consisting of stock, obligations, securities or other property received in settlement of accounts from financially troubled obligors in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at the time when such Investments were made; provided, that upon receipt of such Investments, such Credit Party shall take all actions reasonably necessary to ensure that such Investment is subject to the first priority Lien of the Agent;
     (vii) Investments consisting of non-cash consideration received in connection with a disposition permitted under Section 6.1(g) hereof; and
     (viii) such other Investments as the Agent may from time to time approve in writing (each of (i) through (viii) above, a “Permitted Investment”).
     (f) Certain Agreements. If any of the Credit Parties shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Lenders to the creation or assumption of any such Lien not otherwise permitted hereby. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), neither the Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
     (g) Mergers; Asset Sales. Neither the Borrower nor any other Credit Party shall (i) become party to a merger or consolidation, (ii) sell, lease or otherwise dispose of assets, other than (A) disposals (other than those described in clauses (C) and (D) below) of assets that do not constitute Media Assets, not to exceed in the aggregate $1,000,000 per Fiscal Year and (B) disposals of obsolete, worn-out or surplus property, (C) the sale of all of the Borrower’s equity interest in Hyperlink E-data International Ltd., a British Virgin Islands company, so long as the Borrower receives Net Cash Proceeds from such sale in excess of $10,000,000, and such Net Cash Proceeds are used to pay the Earn-Out Consideration, and (D) the sale of all of the Borrower’s equity interest in, or the sale of all or substantially all of the assets of, the Convey Companies, so long as the Borrower receives Net Cash Proceeds from such sale in excess of $50,000,000 and such Net Cash Proceeds are used to pay the Earn-Out Consideration, (iii) make any changes in the corporate structure or identity of the Borrower or any other Credit Party which has a Material Adverse Effect on the Borrower and/or such Credit Party or (iv) enter into any agreement to do any of the foregoing; provided, that, any Credit Party (other than the Borrower) may merge with and into the Borrower or any other Credit Party upon not less than twenty (20) days’ prior written notice to the Agent of such merger. For the avoidance of doubt, sales and other dispositions of assets which either are not prohibited by this Section 6.1(g) or are expressly consented to by the Agent shall be deemed permitted sales of assets for all purposes of this Agreement, including, without limitation, Section 11.1(e)
     (h) Fiscal Year; Fiscal Quarter. Neither the Borrower nor any of its Subsidiaries shall change its or any of its Subsidiaries’ fiscal year or fiscal quarter without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld.
     (i) Restricted Payments. Neither the Borrower nor any other Credit Party shall, directly or indirectly, declare, order, pay, make or set apart any sum for (i) any Restricted Junior Payment or (ii) Indebtedness owed to any Affiliate of a Credit Party other than payments made to the Borrower or a wholly-owned Subsidiary in respect of Permitted Indebtedness.
     (j) Operating Leases. Neither the Borrower nor any of its Subsidiaries shall enter into Operating Leases, except Operating Leases incurred is the ordinary course of business in an aggregate amount not to exceed, together with all amounts under all Capital Leases, $8,000,000 on any date of determination.
     (k) Subsidiaries. Neither the Borrower nor any other Credit Party shall form, cause or permit to be formed or cause or permit to exist, any other Foreign Subsidiary,

unless (i) such Foreign Subsidiary does not (directly or indirectly) hold any Media Asset and does not (directly or indirectly) hold any outstanding shares of Capital Stock of a Subsidiary which is party to an Internal Control Agreement or (ii) if such Foreign Subsidiary directly or indirectly holds any Media Assets or directly or indirectly holds any outstanding shares of Capital Stock of a Subsidiary which is party to an Internal Control Agreement, such Foreign Subsidiary is wholly-owned by a Credit Party and (x) all property and assets of such newly formed Foreign Subsidiary and (y) all stock of any class of such newly formed Foreign Subsidiary, in each case, are pledged to the Agent for the benefit of the Agent and Lenders in accordance with the terms hereof and of the Collateral Documents.
     (l) [Reserved]
     (m) Organizational Documents. From and after the Closing Date, neither the Borrower nor any other Credit Party shall agree to any material amendment, restatement, supplement or other modification to, or waiver of any provision in the Articles of Association in a manner adverse to the rights of any Lender, without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.
     (n) Bankruptcy. Neither the Borrower nor any other Credit Party shall institute any proceeding seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seek the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its assets, or make a general assignment for the benefit of creditors.
     (o) Liquidation or Dissolution. No Credit Party shall seek, or cause or permit, the liquidation, dissolution or winding up of such Credit Party.
     (p) Restrictions on Subsidiary Distributions. Except as provided herein, none of the Borrower, or any other Credit Party shall, nor shall it permit any of the Media Companies to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Media Company to (i) pay dividends or make any other distributions on any of such Media Company’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Indebtedness owed by such Media Company to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of any Borrower, or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, other than restrictions (A) in agreements evidencing Indebtedness permitted by Section 6.1(a)(ii) that impose restrictions on the property so acquired, (B) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (C) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such

Permitted Lien or (D) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.
     (q) Media Assets. To the extent any of the Media Assets are held by a Domestic Subsidiary, such Domestic Subsidiary shall not incur any Indebtedness other than Permitted Indebtedness or Liens against its assets other than Permitted Liens.
     Section 6.2 Financial Covenants. The Borrower covenants and agrees that so long as any Loan is outstanding and until the payment in full of the Obligations, it shall perform and shall cause of each of its Subsidiaries to perform, all covenants in this Section 6.2.
     (a) Minimum Consolidated EBITDA, Interest Coverage Ratio and Maximum Leverage Ratio. The Borrower shall not permit (i) Consolidated EBITDA of the Borrower and its Subsidiaries or the Interest Coverage Ratio for any of the latest thirteen four-week periods ending on the end of the Fiscal Quarters set forth below to be less than the amount or ratio set forth opposite such period, and (ii) the Leverage Ratio for any of the latest thirteen four-week periods ending on the end of the Fiscal Quarters set forth below to be more than the ratio set forth opposite such period, in each case for clauses (i) and (ii) above evidence of which shall be delivered to the Agent with the applicable Financials and certifications required under Section 5.1(a):

	Minimum
	Consolidated	Minimum Interest	Maximum Leverage
Fiscal Quarter Ending	EBITDA	Coverage Ratio	Ratio
4th Fiscal Quarter ending in Fiscal Year 2008	$25,480,000	5.03 : 1	3.23 : 1
1st Fiscal Quarter ending in Fiscal Year 2009	$25,603,000	3.48 : 1	4.61 : 1
2nd Fiscal Quarter ending in Fiscal Year 2009	$26,031,000	2.72 : 1	4.54 : 1
3rd Fiscal Quarter ending in Fiscal Year 2009	$29,417,000	2.72 : 1	4.02 : 1
4th Fiscal Quarter ending in Fiscal Year 2009	$33,298,000	2.85 : 1	3.55 : 1
1st Fiscal Quarter ending in Fiscal Year 2010	$33,555,000	2.87 : 1	3.52 : 1
2nd Fiscal Quarter ending in Fiscal Year 2010	$34,450,000	2.94 : 1	3.43 : 1
3rd Fiscal Quarter ending in Fiscal Year 2010	$35,464,000	3.03 : 1	3.33 : 1
4th Fiscal Quarter ending in Fiscal Year 2010	$36,627,000	3.13 : 1	3.23 : 1
1st Fiscal Quarter ending in Fiscal Year 2011	$36,911,000	3.15 : 1	3.20 : 1

	Minimum
	Consolidated	Minimum Interest	Maximum Leverage
Fiscal Quarter Ending	EBITDA	Coverage Ratio	Ratio
2nd Fiscal Quarter ending in Fiscal Year 2011	$37,895,000	3.24 : 1	3.12 : 1
3rd Fiscal Quarter ending in Fiscal Year 2011	$39,010,000	3.33 : 1	3.03 : 1
4th Fiscal Quarter ending in Fiscal Year 2011	$39,650,000	3.39 : 1	2.98 : 1
1st Fiscal Quarter ending in Fiscal Year 2012	$39,806,000	3.40 : 1	2.97 : 1
2nd Fiscal Quarter ending in Fiscal Year 2012	$40,347,000	3.45 : 1	2.93 : 1
3rd Fiscal Quarter ending in Fiscal Year 2012	$40,961,000	3.50 : 1	2.88 : 1
     (b) Minimum Cash Balance. The Borrower shall not permit the amount of cash and cash equivalents for the Borrower and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP, to be less than $5,000,000 at any time.
     (c) Certain Calculations. With respect to any period during which Permitted Investment or an Asset Sale has occurred, for purposes of determining compliance with the financial covenants set forth in this Section 6.2, Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Permitted Investment or Asset Sale and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
ARTICLE VII
Increased Costs, Taxes, Indemnification; Set Off; Etc.
     Section 7.1 Increased Costs; Capital Adequacy. In the event that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or Regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling, corporation on an after Tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 7.1, which statement shall be conclusive and binding, upon all parties hereto absent manifest error. This provision shall not apply to the extent any such increased cost is attributable to the willful breach or gross negligence by the Lender or its Affiliates in respect of any law or regulation.
     Section 7.2 Taxes; Withholding, Etc.
     (a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
     (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to the Agent or any Lender under any of the Credit Documents: (i) the Borrower shall notify the Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it, (ii) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Agent or such Lender, as the case may be) on behalf of and in the name of the Agent or such Lender, (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made, and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
     (c) [Reserved]

Section 7.3 Indemnification.
     (a) Indemnification by the Borrower. The Borrower and each Credit Party will indemnify and defend the Agent, the Lenders and each of their respective shareholders, partners, members, managers, directors, officers, employees, agents, attorneys and Affiliates (collectively, the “Indemnified Persons”) against and hold each Indemnified Person harmless from any and all liabilities, obligations, losses, damages, costs, expenses, claims, penalties, Actions, judgments, disbursements of any kind or nature whatsoever, interest, fines, cleanup costs, settlements, costs of preparation and investigation, costs incurred in enforcing this indemnity and reasonable attorneys’ fees and expenses (collectively, “Losses”), that the Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, or due to (i) any inaccuracy or breach of any of the representations and warranties of any Credit Party contained in any Credit Document or in any certificate delivered thereunder, (ii) the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation of any Credit Party contained in any Credit Document or in any certificate delivered thereunder, (iii) any Environmental Liability, and/or (iv) any use of proceeds of any Loans; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent such Losses arise out of the gross negligence or willful misconduct of such Indemnified Person. Upon request of an Indemnified Person, the Borrower shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person in connection with any Losses or threatened Losses and shall pay the reasonable fees and disbursements of such counsel. The Indemnified Person shall have the right to employ its own counsel at the expense of the Borrower if (i) the employment of counsel by the Indemnified Person at the Borrower’s expense has been authorized in writing by the Borrower, (ii) the Borrower has not in fact employed counsel to represent the Indemnified Person within a reasonable time after receiving notice of a request for the retention of counsel or (iii) both the Indemnified Person and the Borrower are implicated with respect to the Losses or the threatened Losses, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in each of which cases the reasonable fees and expenses of counsel (including local counsel) will be at the expense of the Borrower, and all such fees and expenses will be reimbursed promptly as they are incurred.
     (b) Contribution. If the indemnification provided for in this Section 7.3 is prohibited under applicable Regulations to an Indemnified Person, then the Borrower and each Credit Party, in lieu of indemnifying the Indemnified Person, will contribute to the amount paid or payable by the Indemnified Person as a result of the Losses in such proportion as is appropriate to reflect the relative fault of Borrower, on the one hand, and of the Indemnified Person, on the other, in connection with the events or circumstances which resulted in the Losses as well as any other relevant equitable considerations.
     Section 7.4 Right of Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and the Agent are hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits

(general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or the Agent to or for the credit or the account of any Credit Party against and on account of the Obligations of any Credit Party to such Lender or the Agent hereunder, irrespective of whether or not (a) such Lender or the Agent shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder or the other Credit Documents shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured.
     Section 7.5 Funding Breakage. In addition to the compensation required under Section 7.1, the Borrower shall pay all reasonable administrative fees charged by Lender and indemnify each Lender against any loss or expense (including loss of margin) which such Lender has incurred as a consequence of any payment or prepayment of any Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment is mandatory or automatic and whether or not such payment or prepayment is then due).
     If any Lender sustains or incurs any such loss or expense or if any Lender has charged the Borrower for an administrative expense it shall from time to time promptly notify the Borrower and the Agent in writing setting forth in reasonable detail the amount determined in good faith by such Lender (such determination shall be conclusive absent manifest error) to be necessary to indemnify such Lender for such loss or expense and the amount of such administrative expense. Such amount shall be due and payable by the Borrower to the Agent for the account of such Lender, five (5) Business Days after such notice is given.
     Section 7.6 Mitigation. The Lenders shall, in consultation with the Borrower, take reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Section 2.13 (Changed Circumstances), Section 7.1 (Increased Costs; Capital Adequacy), Section 7.2 (Taxes; Withholding, etc.) or Section 7.5 (Funding Breakage) including (but not limited to) transferring its rights and obligations under the Credit Documents to another then-existing Affiliate of Lender; provided, that no Lender shall be required to take any action that would require such Lender to incur or increase any cost or would have any adverse economic effect on such Lender.
ARTICLE VIII
Events of Default
     Section 8.1 Events of Default. Any one or more of the following events which shall occur and be continuing shall constitute an “Event of Default”:
     (a) Failure to Make Payments When Due. Failure by the Borrower to pay when due any installment of principal of, or interest on, the Loans, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or any fee or any other amount due hereunder, and such failure, except in respect of principal, is continuing two (2) Business Days after the date due therefor unless both (i) such failure to pay is caused by administrative or technical error and (ii) payment is made within ten (10) Business Days of its due date;

     (b) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5 or Article VI;
     (c) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing, pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made or, if the circumstances giving rise to the false representation, warranty, certification or other statement are capable of modification or rectification such that thereafter the representation, warranty, certification or other statement would be correct, the representation, warranty, certification or other statement shall be false in any material respect as of the date that is thirty (30) days from the date when originally made or deemed made;
     (d) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other section of this Section 8.1, and such default shall not have been remedied or waived within ten (10) days after the earlier of (i) the date upon which an Authorized Officer of the Borrower had Knowledge of such default and (ii) the date upon which written notice thereof is given to the Borrower by the Agent or any Lender;
     (e) Default Under Other Indebtedness. (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness beyond the grace period, if any, provided therefor, (ii) breach or default by any Credit Party with respect to one or more items of Indebtedness, without cure or waiver within the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to be declared or otherwise become due and payable (or redeemable) prior to its scheduled maturity or the stated maturity of any underlying obligation or (iii) any creditor of any Credit Party declares any Indebtedness of any Credit Party due and payable prior to its scheduled maturity as a result of an event of default (however described); provided, however, that (A) no Event of Default shall occur under this Section 8.1(e) if the aggregate amounts payable under subsections (i) to (iii) above is less than $500,000 (or its equivalent in any other currency or currencies) and (B) the asserted failure of, breach or default by the Borrower under, or declaration by UBS AG under, the UBS Loan solely as a result of the lending value of the $25 million unsecured principal protected note due January 30, 2009 issued by Lehman Brothers Holdings Inc. to the Borrower, which is pledged as collateral for the UBS Loan, falling (or being asserted to fall) below the lending value required by UBS AG shall not be an Event of Default under this Section 8.1(e);
     (f) Involuntary Bankruptcy, Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Parent, the Borrower or any of Borrower’s Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against the Parent, the Borrower or any of Borrower’s Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Parent, the Borrower or any of Borrower’s Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Parent, the Borrower or any of Borrower’s Subsidiaries for all or a substantial part of its property or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Parent, the Borrower or any of Borrower’s Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged;
     (g) Voluntary Bankruptcy, Appointment of Receiver, Etc. (i) The Parent, the Borrower or any of Borrower’s Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Parent, the Borrower or any of Borrower’s Subsidiaries shall make any assignment for the benefit of creditors, or (ii) the Parent, the Borrower or any of Borrower’s Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Parent, the Borrower or any of Borrower’s Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(1);
     (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $500,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder);
     (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of the Parent, the Borrower or any of Borrower’s Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of ten (10) days;
     (j) Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Agent shall not have or shall cease to have a valid and perfected first priority Lien, subject only to Permitted Liens, in any material portion of Collateral purported to be covered by the Collateral Documents or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is a party;
     (k) UBS Loan. Any circumstance relating to the UBS Loan causes a breach or default by any Credit Party under any agreement to which any Credit Party is a party, which agreement requires in excess of an aggregate of $500,000 in liability, benefit or payment to or from such Credit Party, and the effect of such breach or default is to permit the other party or parties to such agreement to terminate such agreement, accelerate any payments due from any Credit Party under such agreement, take away, or lower the amount of, any payments due to any Credit Party under such agreement, or otherwise exercise its remedies under such agreement for a breach or default by any Credit Party;
     (l) Securities Litigation. Any Credit Party is required or agrees to make any payment in an amount either individually or in the aggregate in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) with respect to the Securities Litigation, or any circumstances relating to the Securities Litigation causes a breach or default by any Credit Party under any agreement to which any Credit Party is a party, which agreement requires in excess of an aggregate of $500,000 in liability, benefit or payment to or from such Credit Party, and the effect of such breach or default is to permit the other party or parties to such agreement to terminate such agreement, accelerate any payments due from any Credit Party under such agreement, take away, or lower the amount of, any payments due to any Credit Party under such agreement, or otherwise exercise its remedies under such agreement for a breach or default by any Credit Party;
     (m) [Reserved]
     (n) Internal Control Agreements. At any time after the execution and delivery thereof any Internal Control Agreement ceases to be in full force and effect (other than by its terms) or shall be declared null and void, except where such cessation or declaration would not result in a Material Adverse Effect; or
     (o) Breach of Conversion, Listing or ADS Insurance Obligation. Failure by the Borrower to deliver Loan Shares upon conversion (or attempted conversion) by any Lender pursuant to, and in accordance with Section 10.1, to maintain the listing of the ADSs pursuant to Section 5.19(r) or to issue in the name of any requesting Lender ADSs pursuant to Section 5.1(s), in each case, and such failure is continuing and not waived by the Required Lenders five (5) days after the date such term or condition should have been performed or complied with.
     Section 8.2 Remedies. Upon and after the occurrence of an Event of Default:

     (a) Certain Remedies. The Borrower shall immediately pay to each Lender an amount equal to the Loan Payment Amount (determined as of the date of the Event of Default) for such Lender, provided, that such Lender may reject any such payment of the Loan Payment Amount and instead elect to convert its Loans into Borrower Common Shares pursuant to Article X hereof. The Borrower shall provide five (5) Business Days prior written notice (if possible) to the Agent of its intent pursuant to this Section 8.2(a) to pay the Loan Payment Amount, and the Agent shall have three (3) Business Days from the date it receives such notice from the Borrower to elect to convert into Borrower Common Shares pursuant to Article X hereof. For purposes of clarification, if any Lender elects to convert to Borrower Common Shares pursuant to Article X hereof, the Borrower shall not have to pay the Loan Payment Amount. If the Borrower fails to pay the Loan Payment Amount or deliver the Borrower Common Shares, as the case may be, to each Lender on the date of the Event of Default, then (in addition to all other remedies) interest shall accrue on the Loan Payment Amount and the Loans, respectively, at the Default Rate, and all amounts due shall thereafter be payable on demand.
     (b) Remedies in All Events of Default. The Agent shall, at the request of or with the consent of the Required Lenders, (i) exercise all rights and remedies provided in the Credit Documents, (ii) exercise any right of counterclaim, setoff, banker’s lien or otherwise which it may have with respect to money or property of the Borrower, (iii) bring any lawsuit, action or other proceeding permitted by law for the specific performance of, or injunction against any violation of, any Credit Document and may exercise any power granted under or to recover judgment under any Credit Document, (iv) enforce any and all Liens and security interests created pursuant to the Credit Documents, and (v) exercise any other right or remedy permitted by applicable Regulations or otherwise available to the Agent and/or the Lenders at law, in equity or otherwise.
     (c) Lenders’ Remedies. Unless otherwise directed by the Required Lenders, in case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 8.2, the Required Lenders, if owed any amounts with respect to the Loans, may proceed to protect and enforce their rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Credit Documents or any instrument pursuant to which the Obligations to the Lenders are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the such Lenders, but subject to the provisions of Section 9.9(b).
     (d) Remedies Non-Exclusive. No remedy herein conferred upon any Lender or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

ARTICLE IX
The Agent
     Section 9.1 Appointment of Agent. PPAS is hereby appointed the Agent hereunder, and each Lender hereby authorizes the Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Article IX are solely for the benefit of the Agent and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any of the Credit Parties. The Agent without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.
     Section 9.2 Powers and Duties. Each Lender irrevocably authorizes the Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to the Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. The Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys in fact, or may assign such duties to its wholly owned nominee without the consent of the Lenders, and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties. The Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
     Section 9.3 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through third parties, agents, employees or attorneys in fact (any such entity, a “Sub-Agent”) or may assign such duties to its wholly owned nominee without the consent of the Lenders, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any Sub-Agent that it selects as long as such selection was made with reasonable care. The Borrower and each Lender hereby agree that any Sub-Agent appointed hereunder shall be entitled to the benefit of the provisions of Sections 7.3, 9.2, 9.4, 9.5, 9.6, 9.7, 9.9, 9.10 and 9.11 of this Agreement as if such Sub-Agent is a party to this Agreement.
     Section 9.4 General Immunity.
     (a) No Responsibility for Certain Matters. The Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to any Lender or by or on behalf of any Credit Party to the Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default. Anything contained herein to the contrary notwithstanding, the Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.
     (b) Exculpatory Provisions. None of the Agent or any of its officers, trustees, partners, members, directors, employees, attorneys or agents shall be liable to the Lenders for any action taken or omitted by the Agent under or in connection with any of the Credit Documents except to the extent caused by the Agent’s gross negligence or willful misconduct. The Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 11.1) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and the other Credit Parties), accountants, experts and other professional advisors selected by it, and (ii) no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 11.1). The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document which involves discretionary decision-making absent express written instructions from the Required Lenders with respect thereto.
     Section 9.5 Agent Entitled to Act with the Borrower. The Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders.

     Section 9.6 Lenders’ Representations, Warranties and Acknowledgment.
     (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Borrowings hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.
     (b) Each Lender, by delivering its signature page to this Agreement and funding or holding any of its Loans and accepting its Commitments on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Agent or the Lenders, as applicable on the Closing Date.
     Section 9.7 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally (and not jointly) agrees to indemnify the Agent and its stockholders, directors, officers, employees, agents, attorneys and Affiliates (each an “Indemnified Agent Person”), to the extent that the Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnified Agent Person in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as the Agent in any way relating to or arising out hereof or in connection with the Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, further, in no event shall this sentence require any Lender to indemnify the Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof, and provided, further, this sentence shall not be deemed to require any Lender to indemnify the Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     Section 9.8 Successor Agent.
     (a) The Agent may resign at any time by giving not less than ten (10) Business Days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which shall be (i) one of the Lenders or an Affiliate of one of the Lenders or (ii) a Person

who would be an eligible successor agent if appointed by the resigning Agent under Section 9.8(b).
     (b) If no successor Agent shall have been so appointed by the Lenders within ten (10) Business Days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $250,000,000. In the event that the Agent is unable to appoint a replacement successor within ten (10) Business Days after it is entitled to do so after using reasonable efforts, the Agent may nonetheless resign by delivering a written resignation to the Lenders and the Borrower, provided that in such circumstances, and unless and until a successor Agent is appointed, the Agent shall remain the Agent solely for the purpose of serving as secured party of record with respect to the Collateral, its sole duty in that capacity shall be to take such ministerial actions as it shall be directed to take by the Lenders (including, without limitation, the execution and delivery of documents or instruments relating to the Collateral), and the Agent shall be entitled to reimbursement from the Borrower for its out of pocket costs and expenses and reasonable compensation from the Borrower for its services. If the Agent has resigned and no successor Agent has been appointed, subject to the preceding sentence, the Lenders shall perform the duties of the Agent hereunder, and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and shall deal directly with the Lenders.
     (c) No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment in writing. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent and upon the execution and filing of such financing statements, or amendments thereto, and such other instruments and notices, as may be necessary or desirable or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted under the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the resigning Agent, and the resignation or termination of the Agent shall then be effective for all purposes. Upon the effectiveness of the resignation or termination of the Agent, the resigning Agent shall be discharged from its duties and obligations under the Credit Documents. After the effectiveness of the resignation or termination of the Agent, the provisions of Section 7.3, Section 10.3 and this Article IX shall inure to the former Agent’s benefit as to any actions taken or omitted to be taken by it while it was acting as the Agent under this Agreement.
     Section 9.9 Collateral Documents.
     (a) Agent as the Agent under Collateral Documents. Each Lender hereby further authorizes the Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Collateral and the Collateral Documents. Subject to Section 11.1, without further written consent or authorization from the Lenders, the Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Lenders have otherwise consented in the manner provided herein.
     (b) Agent’s Right to Realize on Collateral. Anything contained in any of the Credit Documents to the contrary notwithstanding the Borrower, the Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent, on behalf of the Lenders in accordance with the terms hereof, and (ii) in the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale, the Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent at such sale.
     Section 9.10 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     Section 9.11 Delivery of Documents, Notices, Etc. In addition to, and in furtherance of any requirement placed upon the Agent herein to deliver, provide, distribute, notify or otherwise convey items received from the Borrower to the Lenders, the Agent shall promptly notify the Lenders of any notices, documents, requests, demands or other items the Agent received from the Borrower and promptly deliver or convey, to the extent they are in written form, such notices, documents, requests, demands or items to the Lenders.
ARTICLE X
Conversion
     Section 10.1 Conversion Privilege.
     (a) At any time and from time to time after the first anniversary of the Closing Date (the “First Anniversary”) until five (5) Business Days prior to the Maturity Date or the date all Loans have been prepaid or repaid, each Lender shall have the right, at its option, to convert all or any portion of outstanding Loans held by or owed to it into validly issued, fully paid and nonassessable Borrower Common Shares at the then applicable Conversion Rate, free and clear of all Liens without violation of the preemptive rights, rights of first refusal or other similar rights and in compliance with U.S., and non-U.S., federal and state securities laws.
The “Conversion Rate” means, with respect to Loans held by or owed to the applicable Lender to be converted, the number of Borrower Common Shares determined by dividing (i) the sum of (A) the aggregate principal amount of outstanding Loans to be converted plus (B) all accrued and unpaid interest on outstanding Loans, subject to Section 10.1(c) (together, the “Conversion Amount”), held by each Lender by (ii) the applicable Conversion Price in effect on the applicable Conversion Date.
The “Conversion Price” shall be as follows:
     (i) for the period from the First Anniversary up and until the second anniversary of the Closing Date (the “Second Anniversary”), $2.24 per ADS ($1.12 per Borrower Common Share);
     (ii) for the period from the Second Anniversary up and until the third anniversary of the Closing Date (the “Third Anniversary”), $2.74 per ADS ($1.37 per Borrower Common Share); and
     (iii) for the period from the Third Anniversary through the Maturity Date, $3.24 per ADS ($1.62 per Borrower Common Share),
     in each case, such Conversion Price may be subject to adjustment from time to time as set forth herein.
     (b) Portions of Loans. The provisions of this Agreement that apply to the conversion of all outstanding Loans apply to the conversion of a portion of any Loan.
     (c) Accrued Interest. Notwithstanding any provisions to the contrary in this Agreement, the Borrower shall have the option to pay the portion of the Conversion Amount to be converted representing accrued and unpaid interest on outstanding Loans in cash prior to the date of any conversion.
     (d) No Fractional Shares. No fractional shares shall be issued upon the conversion of the Loan Conversion Amount and the number of Borrower Common Shares to be issued shall be rounded to the nearest whole share. The Borrower shall, in lieu of issuance of such fractional share, pay the Lender otherwise entitled to such fractional share cash for the outstanding Conversion Amount not converted. If more than one certificate representing Loans shall be surrendered for conversion at one time by the applicable Lender, the number of full Borrower Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Loans represented by the certificates so surrendered that are to be converted.
     (e) Limitation on Borrower Common Shares. Notwithstanding any other provisions to the contrary, the aggregate number of Borrower Common Shares that may be issued to the Lenders upon conversion shall not exceed 28,440,018 shares (as adjusted for stock splits, reverse stock splits, combinations, reclassifications and reorganizations, including shares issuable pursuant to the antidilution provisions contained therein), less such number of Borrower Common Shares issued or issuable in connection with the acquisition of Media Assets, such number not to exceed 3,000,000 shares in the aggregate, which represents 19.99% of the Borrower’s common shares (including Borrower Common Shares and Class B Common Shares) outstanding as of the close of the Trading Day immediately preceding the date of this Agreement (the “Limitation”), unless shareholder approval is duly obtained to remove the Limitation in accordance with the requirements of the Nasdaq Stock Market or such other national securities exchange on which the ADSs are then listed.
     Section 10.2 Conversion Procedure. In order to exercise its conversion right, a Lender shall provide written notice to the Borrower (a “Conversion Notice”), specifying the Loans to be converted, the name and address of the Person entitled to receive the applicable Loan Shares and any other relevant details, and shall surrender the certificate or certificates representing the applicable Loans to be converted. The Conversion Price shall be determined as of the date of the Conversion Notice and the conversion will be deemed to have been completed immediately prior to the close of business on the date of the applicable Conversion Notice (the “Conversion Date”).
     The Borrower will promptly thereafter (but in any event within five (5) Business Days), upon the receipt of the Conversion Notice, the Borrower shall execute, and shall deliver, to the address as specified in the Conversion Notice, a certificate registered in the name of the converting holder or its designee, for the number of Borrower Common Shares to which such holder shall be entitled. The Person or Persons in whose name or names any Loan Shares or other securities issuable upon such conversion shall be entered in the Register of Members as the holder or holders of record of such Loan Shares or other securities at such time on such date and such conversion shall be at the Conversion Price in effect at such time, unless the Register of Members shall be closed on such date, in which event such Person or Persons shall be entered in the Register of Members as the holder or holders of record of such Loan Shares or other securities at the close of business on the next succeeding day on which such Register of Members is open, and such conversion shall be at the Conversion Price in effect on the date such Register of Members is open.
     The Person entitled to receive the Borrower Common Shares issuable upon such conversion shall be treated as the record holder of such Borrower Common Shares as of the applicable Conversion Date.
     Section 10.3 Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as described below, subject to Section 10.3(g)(i) and provided that no adjustment in the Conversion Price will be made pursuant to this Section 10.3 in connection with any Exempt Issuance.
     (a) Adjustments for Capital Stock Issuances Below Conversion Price or Current Market Price. The Conversion Price will be subject to adjustment if and whenever on or after the Closing Date, the Borrower issues or sells (or in accordance with Section 10.3(a)(i) or 10.3(a)(ii) is deemed to have issued or sold), any Borrower Common Shares, Capital Stock or Convertible Securities for a consideration per share (“New Securities”) (or having a conversion, exercise or exchange price per share) which is less than either (i) the Conversion Price in effect immediately prior to such issuance or sale or (ii) the Current Market Price (subject to adjustment for stock splits, combinations, dividends and the other adjustments contemplated by Section 10.3 herein), at the time of such issuance or sale. Upon such an event, the Conversion Price shall be automatically adjusted and reduced to the consideration per share, after giving effect to the price at which any such Borrower Common Shares, Capital Stock or Convertible Securities were listed and the number of such securities issued, determined in accordance with the following formula:

CP2 = CP1 x	(A + B) (A + C)
For purposes of the foregoing formula, the following definitions shall apply: (1) CP2 shall mean the Conversion Price in effect immediately after such issue of New Securities; (2) CP1 shall mean the Conversion Price in effect immediately prior to such issue of New Securities; (3) “A” shall mean the number of Fully-Diluted Common Shares outstanding immediately prior to such issue of New Securities; (4) “B” shall mean the number of Fully-Diluted Common Shares that would have been issued if such New Securities had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and (5) “C” shall mean the number of such New Securities (on a fully-diluted basis) issued in such transaction. For the avoidance of doubt, there shall be no increase to the Conversion Price as a result of any issuance of shares for a consideration per share (or having a conversion, exercise or exchange price per share) that is in excess of the Conversion Price in effect immediately prior to such issuance. If any adjustment to the Conversion Price is made upon the issuance of Options or Convertible Securities and such Options or Convertible Securities expire without being converted or exercised, then the Conversion Price shall be readjusted to the amount that would have been in effect had such Options or Convertible Securities never been issued or sold; provided that no readjustment provided for in this Section 10.3(a) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price that was in effect immediately prior to the adjustment made in connection with the issuance of such Options or Convertible Securities or (y) the Conversion Price that results from any actual issuance of additional Borrower Common Shares between the original adjustment date and such readjustment date. Conversion Price adjustments under this Section 10.3 shall be calculated based on the following provisions in the event Options or Convertible Securities are issued.
     (i) Effect of Issuance of Options. If the Borrower in any manner grants or sells any Options and the price per share for which Borrower Common Shares are issuable upon the exercise of such Options, or upon the conversion or exchange of any Convertible Securities issuable upon the exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the maximum number of Borrower Common Shares issuable upon the exercise of such Options, or upon conversion or exchange of the maximum amount of such Convertible Securities issuable upon the exercise of such Options, will be deemed to be outstanding and to have been issued and sold by the Borrower at the time of the granting or sale of such

Options for such price per share. For purposes of this Section 10.3(a)(i), the “price per share for which Borrower Common Shares are issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options” will be determined by dividing (1) the total amount, if any, received or receivable by the Borrower as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Borrower upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (2) the maximum number of Borrower Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made upon the actual issuance of Borrower Common Shares or of such Convertible Securities upon the exercise of such Options or upon the issuance of Borrower Common Shares upon conversion or exchange of such Convertible Securities.
     (ii) Effect of Issuance of Convertible Securities. If the Borrower in any manner issues or sells any Convertible Securities and the price per share for which Borrower Common Shares are issuable upon the conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of Borrower Common Shares issuable upon conversion or exchange of all such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Borrower at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 10.3(a)(ii), the “price per share for which Borrower Common Shares are issuable upon conversion or exchange thereof’ will be determined by dividing (1) the total amount received or receivable by the Borrower as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof, by (2) the maximum number of Borrower Common Shares issuable upon the exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made upon the actual issuance of such Borrower Common Shares upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 10.3(a)(ii), no further adjustment of the Conversion Price will be made by reason of such issue or sale.
     (iii) Integrated Transaction. If Options or Convertible Securities are issued in connection with the issue or sale of other securities of the Borrower, together comprising one integrated transaction in which no specific consideration is allocated to such Options or Convertible Securities by the parties thereto, the

Options or Convertible Securities will be deemed to have been issued without consideration.
     (iv) Calculation of Consideration Received. If any Borrower Common Shares, Options, or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, then the consideration received therefor will be deemed to be the net amount received by the Borrower. If any Borrower Common Shares, Options, or Convertible Securities are issued or sold for a consideration other than cash, then the amount of the consideration other than cash received by the Borrower will be the fair value of such consideration as determined in good faith by mutual agreement between the Borrower and the Required Lenders, except where such consideration consists of securities traded on a Qualified Exchange, in which case the amount of consideration received by the Borrower will be the Closing Price thereof as of the date of receipt. If any Borrower Common Shares, Options, or Convertible Securities are issued to the owners of the non surviving entity in connection with any merger in which the Borrower is the surviving entity, then the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets of the non surviving entity as is attributable to such Borrower Common Shares, Options or Convertible Securities, as the case may be.
     (v) For the avoidance of doubt, the adjustment contemplated by Section 10.3(a) is meant to be based on a “weighted average” or “half ratchet,” rather than a “full ratchet,” method of calculation.
     (b) Adjustments for Dividend or Split. If there is (i) a split or subdivision of the outstanding Borrower Common Shares or (ii) a dividend or other distribution payable in Borrower Common Shares or Options or Convertible Securities without payment of any consideration, then, as of the record date for such event, the Conversion Price shall be appropriately decreased so the number of Borrower Common Shares issuable on conversion of the Loan Conversion Amount shall be increased in proportion to such increase in the aggregate number of Borrower Common Shares outstanding or issuable with respect to such Options or Convertible Securities.
     (c) Adjustments for Combinations. If the number of Borrower Common Shares outstanding is decreased by a combination of the outstanding Borrower Common Shares, then, as of the record date of such combination, the Conversion Price shall be appropriately increased so the number of Borrower Common Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding Borrower Common Shares.
     (d) Adjustments for Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets. (i) In case the Borrower shall distribute to all or substantially all holders of Borrower Common Shares any shares of Capital Stock of the Borrower (other than Borrower Common Shares), evidences of indebtedness or other non-cash assets (including securities of any person other than the Borrower but excluding (A) dividends or distributions paid exclusively in cash or (B) dividends or distributions referred to in subsection (a) of this Section 10.3), or shall distribute to all or substantially all holders of Borrower Common Shares rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants referred to in subsection (2) of this Section 10.3) and also excluding the distribution of rights to all holders of Borrower Common Shares pursuant to a Rights Plan (as defined below) adopted before the date of this Agreement), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the current Conversion Price by a fraction of which:
     (A) the numerator shall be Current Market Price per Borrower Common Share on the record date mentioned below less the Fair Market Value on such record date (as determined by the Board in good faith, whose determination shall be conclusive evidence of such Fair Market Value and which shall be evidenced by an Officers’ Certificate delivered to the Agent) of the portion of the Capital Stock, evidences of indebtedness or other non-cash assets so distributed or of such rights, options or warrants applicable to one Loan Share (determined on the basis of the number of Borrower Common Shares outstanding on the record date); and
     (B) the denominator shall be the Current Market Price per share of Borrower Common Shares on such record date.
     Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled.
     (i) In the event the then Fair Market Value of the portion of the Capital Stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one Borrower Common Share is equal to or greater than the Current Market Price per share of the Borrower Common Shares on such record date, in lieu of the foregoing adjustment, adequate provision shall be made prior to the time the foregoing adjustment could otherwise be made in a writing delivered to the Agent and the Lenders so that each Lender shall have the right to receive upon conversion the amount of Capital Stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants such Lender would have received had such Lender converted each Loan on such record date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board determines the Fair Market Value of any distribution for purposes of this Section 10.3(d) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Borrower Common Shares.

     Notwithstanding the foregoing, if the securities distributed by the Borrower to all or substantially all holders of Borrower Common Shares consist of Capital Stock of, or similar equity interests in, a Subsidiary or other business unit, the Conversion Price shall be decreased so that the same shall be equal to the price determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction:
     (A) the numerator of which shall be the average Closing Price (as defined below) of one Borrower Common Share over the Spinoff Valuation Period (as defined below), such adjustment to become effective immediately prior to the opening of business on the fifteenth (15th) Trading Day after the date on which “ex-dividend trading” commences; and
     (B) the denominator of which shall be the sum of (x) the average Closing Price of one Borrower Common Share over the ten (10) consecutive Trading Day period (the “Spinoff Valuation Period”) commencing on and including the fifth (5th) Trading Day after the date on which “ex-dividend trading” commences on Borrower Common Shares on the Nasdaq Global Market or such other national or regional exchange or market on which Borrower Common Shares are then listed or quoted and (y) the average Closing Price over the Spinoff Valuation Period of the portion of the securities so distributed applicable to one Borrower Common Share.
     In lieu of the foregoing, the Borrower may at the time of the public announcement of such distribution elect in a writing provided to the Agent and the Lenders to reserve the pro rata portion of such Loans so that each holder of Loans shall have the right to receive upon conversion the amount of such shares of Capital Stock or similar equity interests of such Subsidiary or business unit that such Lender would have received if such Lender had converted such Loans on the record date with respect to such distribution.
     (ii) With respect to any rights (the “Rights”) that may be issued or distributed pursuant to any rights plan of the Borrower (any Rights that may be issued pursuant to any rights plan being referred to as, a “Rights Plan”), upon conversion of the Loans into Borrower Common Shares, to the extent that such Rights Plan is in effect upon such conversion, the Lenders will receive, in addition to Borrower Common Shares, the Rights described therein (whether or not the Rights have separated from Borrower Common Shares at the time of conversion), subject to the limitations set forth in any such Rights Plan. If the Rights Plan provides that upon separation of rights under such plan from Borrower Common Shares that the Lenders would not be entitled to receive any such rights in respect of Borrower Common Shares issuable upon conversion of the Loans, the Conversion Price will be adjusted as provided in this Section 10.3 (with such separation deemed to be the distribution of such rights), subject to readjustment in the event of the expiration, termination or redemption of the rights. Any distribution of rights or warrants pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 10.3(d).
     (iii) Rights, options or warrants (other than rights issued pursuant to a Rights Plan) distributed by Borrower to all or substantially all holders of Borrower Common Shares entitling the holders thereof to subscribe for or purchase shares of the Borrower’s Capital Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (i) are deemed to be transferred with such Borrower Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Shares (including issuances of Common Shares upon conversion of the Loans), shall be deemed not to have been distributed for purposes of this Section 10.3 (and no adjustment to the Conversion Price under this Section 10.3 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 10.3(d). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Agreement, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 10.3 was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed, purchased by the Borrower or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption, purchase by the Borrower or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Borrower Common Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of Borrower Common Shares as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.
     (e) Adjustments for Distributions of Cash. In case the Borrower shall, by dividend or otherwise, at any time distribute (a “Triggering Distribution”) to all or substantially all holders of Borrower Common Shares cash, the Borrower may, at its sole option, (x) make a payment in cash to each Lender equal to the product of the amount of the Triggering Distribution per share of Borrower Common Shares multiplied by the result of dividing the aggregate principal amount of Loans held by such Lender by the then applicable Conversion Price or (y) decrease the Conversion Price so that the same shall equal the price determined by multiplying such Conversion Price in effect immediately prior to the Business Day immediately preceding the day on which such Triggering Distribution is declared (a “Determination Date”) by a fraction of which:
     (A) the numerator shall be the Current Market Price per share of Borrower Common Shares on the Determination Date less the sum of the Triggering Distribution applicable to one Borrower Common Share (determined on the basis of the number of Borrower Common Shares outstanding on the Determination Date); and
     (B) the denominator shall be such Current Market Price per Borrower Common Share on the Determination Date.
     Such decrease to become effective immediately prior to the opening of business on the day following the date on which the Triggering Distribution is paid.
     (f) Adjustments for Purchases of Common Shares by Tender Offer. In case the Borrower or any of its Subsidiaries shall purchase any Borrower Common Shares by means of tender offer, then immediately prior to the opening of business on the day after the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Expiration Date by a fraction of which:
     (i) the numerator shall be the product of the number of Borrower Common Shares outstanding (including Purchased Shares (as defined below) but excluding any shares held in the treasury of the Borrower) immediately prior to the Expiration Time multiplied by the Current Market Price per Borrower Common Share on the Trading Day next succeeding the Expiration Date; and
     (ii) the denominator shall be the sum of (x) the aggregate consideration (determined as aforesaid) payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of Borrower Common Shares outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Borrower) immediately prior to the Expiration Time and the Current Market Price per Borrower Common Share on the Trading Day next succeeding the Expiration Date.

     For purposes of this Section 10.3(f), the aggregate consideration in any such tender offer shall equal the sum of the aggregate amount of cash consideration and the aggregate Fair Market Value (as determined by the Board, whose determination shall be conclusive evidence thereof and which shall be evidenced by an Officers’ Certificate delivered to the Agent) of any other consideration payable in such tender offer. Such decrease will become effective immediately prior to the opening of business on the day following the Expiration Date. In the event that the Borrower is obligated to purchase shares pursuant to any such tender offer, but the Borrower is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of shares actually purchased. If the application of this Section 10.3(f) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this Section 10.3(f). For purposes of this Section 10.3(f), the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.
     (g) Related Definitions & Interpretations.
     (i) [Reserved]
     (ii) For the purpose of any computation under this Agreement, the current market price (the “Current Market Price”) per Borrower Common Share on any date shall be deemed to be the average of the daily closing prices for the ten (10) consecutive Trading Days commencing eleven (11) Trading Days before (A) the Determination Date or the Expiration Date, as the case may be, with respect to distributions or tender offers or (B) the record date with respect to distributions, issuances or other events requiring such computation under.
     (iii) The closing price (the “Closing Price”) for each day shall be the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices in either case on the Nasdaq Global Market or, if the Borrower Common Shares are not listed or admitted to trading on the Nasdaq Global Market, on the principal national securities exchange on which Borrower Common Shares are listed or admitted to trading or, if not listed or admitted to trading on the Nasdaq Global Market or any national securities exchange, the average of the closing bid and asked prices as quoted on the Nasdaq Global Market OTC Bulletin Board System or any comparable system or, if the Borrower Common Shares are not quoted on the Nasdaq Global Market OTC Bulletin Board System or any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Borrower for that purpose. If no such prices are available, the Current Market Price per share shall be the fair value of a Borrower Common Share as reasonably determined by the Board (which shall be evidenced by an Officers’ Certificate delivered to the Agent), in consultation with a financial advisor the Borrower determines in good faith is reasonably proficient in valuing equity interests.
     (iv) In any case in which this Section 10.3 shall require that an adjustment be made following a record date or a Determination Date or Expiration Date, as the case may be, established for purposes of this Section 10.3 the Borrower may elect to defer (but only until five (5) Business Days following the filing by the Borrower with the Agent of the certificate described in Section 10.3) issuing to the holder of any Loan converted after such record date or Determination Date or Expiration Date Borrower Common Shares and other Capital Stock of the Borrower issuable upon such conversion over and above Borrower Common Shares and other Capital Stock of the Borrower issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Borrower shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Borrower of the right to receive such shares. If any distribution in respect of which an adjustment to the Conversion Price is required to be made as of the record date or Determination Date or Expiration Date therefor is not thereafter made or paid by the Borrower for any reason, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or such effective date or Determination Date or Expiration Date had not occurred.
     (v) For purposes of this Section 10.3, “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Borrower Common Shares have the right to receive any cash, securities or other property or in which Borrower Common Shares (or other applicable security) are exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, security or other property (whether or not such date is fixed by the Board or by statute, contract or otherwise).
     (h) Exempt Issuances. Notwithstanding anything to the contrary contained in the foregoing, the provisions of this Section 10.3 shall not apply to the issuance of any of the following (“Exempt Issuances”): (1) Borrower Common Shares issued upon conversion of Series B Preferred Shares or upon conversion of Loans; (2) Borrower Common Shares issued upon conversion or exchange of Capital Stock where the Conversion Price had been adjusted concurrently with the issue of such Capital Stock in accordance with the provisions of this Section 10.3; (3) Employee Share Options and any Borrower Common Shares issued pursuant to the exercise of any such Employee Share Options pursuant the issuance of which has been approved or ratified by the Board in the ordinary course; and (4) shares of Borrower Common Stock issued or issuable in connection with a bona fide business acquisition of or by the Borrower, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board, subject to a maximum amount of 15% of the outstanding Common Shares at the time of such transaction. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of may be waived, either prospectively or retroactively and either generally or in a particular instance by the Required Lenders. Any such waiver shall be binding upon all current and future holders of the Loans.
     (i) Amendments. In the event any securities of the Borrower (other than Series B Preferred Shares) (collectively, the “Subject Securities”), are amended or otherwise modified by operation of their terms or otherwise (including, without limitation, by operation of such Subject Securities’ anti-dilution provisions) in any manner whatsoever that results in (i) the reduction of the exercise, conversion or exchange price of such Subject Securities payable upon the exercise for, or conversion or exchange into, Borrower Common Shares or other securities exercisable for, or convertible or exchangeable into, Borrower Common Shares and/or (ii) such Subject Securities becoming exercisable for, or convertible or exchangeable into (A) more shares or a greater amount of Subject Securities which are, in turn exercisable for, or convertible or exchangeable into, Borrower Common Shares, or (B) more Borrower Common Shares, then such amendment or modification shall be treated for purposes of Section 10.3 above as if the Subject Securities which have been amended or modified have been terminated and New Securities have been issued with the amended or modified terms, the Borrower shall make all necessary adjustments (including successive adjustments if required) to the Conversion Price in accordance with Section 10.3. On the expiration or termination of any such amended or modified Subject Securities for which adjustment has been made pursuant to the operation of the provisions of this Section 10.3, without such Subject Securities having been exercised, converted or exchanged in full pursuant to their terms, the Conversion Price shall be appropriately readjusted to reverse such previous adjustment.
     (j) No Adjustments for 1% Changes. No adjustment in the Conversion Price shall be required unless such adjustment would require a change equal to at least one percent (1%) in the Conversion Price; provided, however, that any adjustments which by reason of this Section 10.3(j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, further, that adjustment shall be required and made in accordance with the provisions of this Section 10.3 (other than this Section 10.3(j)) at the time of any conversion of any Loans pursuant to Section 10.3(a) above. All calculations shall be made to the nearest cent or to the nearest one hundredth of a share.
     Section 10.4 Notice of Conversion Price Adjustments. When an adjustment or readjustment of the Conversion Price is required pursuant to Section 10.3, the Borrower, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms of Section 10.3 and prepare and furnish to each Lender a notice setting forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based the date on which the adjustment becomes effective.

     Section 10.5 Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.
     Subject to the further provisions of this Article 10, in the event the Borrower (i) reclassifies or changes its Borrower Common Shares (other than changes resulting from a subdivision or combination) or (ii) consolidates or combines with or merges into any Person or sells or conveys to another Person all or substantially all of its property and assets, and the holders of the Borrower Common Shares receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their Borrower Common Shares, the Lenders will thereby have the continuing right to convert their Loans into the consideration they would have received if they had converted their Loans immediately prior to such re-classification, change, consolidation, merger, sale or conveyance (the “Conversion Securities”).
     If any of the following shall occur, namely: (a) any reclassification or change of shares of Borrower Common Shares issuable upon conversion of Loans (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 10.3); (b) any consolidation or merger or combination to which the Borrower is a party other than a merger in which the Borrower is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding Borrower Common Shares; or (c) any sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Borrower, directly or indirectly, to any person, then the Borrower, or such successor, purchasing or transferee corporation, as the case may be, shall, as a condition precedent to such reclassification, change, combination, consolidation, merger, sale or conveyance, execute and deliver to the Agent an amendment to this Agreement providing that the holder of each Loan then outstanding shall have the right to convert such Loan into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, combination, consolidation, merger, sale or conveyance by a holder of the number of Borrower Common Shares deliverable upon conversion of such Loan immediately prior to such reclassification, change, combination, consolidation, merger, sale or conveyance. Such amendment shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Article 10. If, in the case of any such consolidation, merger, combination, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Borrower Common Shares include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, combination, sale or conveyance, then such amendment shall also be executed by such other person and shall contain such additional provisions to protect the interests of the holders of the Loans as the Board shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 10.5 shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, sales or conveyances.
     In the event the Borrower shall execute an amendment pursuant to this Section 10.5, the Borrower shall promptly file with the Agent (x) an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or other securities or property (including cash) receivable by holders of the Loans upon the conversion of their Loans after any such reclassification, change, combination, consolidation, merger, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with and (y) an Opinion of Counsel that all conditions precedent have been complied with, and shall promptly mail notice thereof to all holders of Loans.
     Section 10.6 Additional Covenants.
     (a) Reservation of Common Shares. The Borrower shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Borrower Common Shares, for the purpose of effecting conversions of the Loans, the full number of Borrower Common Shares issuable upon the conversion of all outstanding Loans not theretofor converted including, for purposes of this paragraph, the number of Borrower Common Shares which shall be issuable upon conversion of all of the outstanding Loans which shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Borrower shall from time to time, subject to the applicable law or any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule regulation, notice, law or ordinance and shall also include any regulations of any applicable self regulatory organizations, the Articles and the Memorandum of Association of the Borrower, increase the authorized amount of its Borrower Common Shares if at any time the number of Borrower Common Shares remaining unissued shall not be sufficient to permit the conversion of all the then outstanding Loans.
     (b) Requirement to Seek Shareholder Approval. As promptly as is reasonably practicable after the Closing Date, the Borrower shall call an extraordinary general meeting of shareholders of the Borrower to take all action necessary to obtain the approval of its shareholders providing for the Borrower’s issuance of all of the Borrower Common Shares issuable pursuant to this Agreement, without reference to the limit thereon set forth in Section 10.1(e), pursuant to the rules or regulations of Nasdaq Stock Market or the rules and regulations of the national securities market upon which the Borrower Common Shares are then-listed or quoted (the “Shareholder Approval”). In connection with such action, the Borrower shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit and obtain the Shareholder Approval and to cause its Board to recommend, to the extent possible consistent with its fiduciary duties under applicable law, to the stockholders that they approve such proposals. If, despite the Borrower’s reasonable best efforts, such Shareholder Approval is not obtained at the first meeting at which it is presented for a vote, the Borrower shall seek to obtain such Shareholder Approval at each subsequent general meeting of stockholders to obtain Shareholder Approval to the extent permitted under the rules and regulations of the national securities market on which the Borrower Common Shares are then-listed. So long as the Borrower has complied with this Section 10.6(b), in no event shall the failure to obtain the Shareholder Approval constitute a Default or Event of Default.

     (c) Insufficient Authorized Shares. In addition to the covenant contained in Section 10.6(b), if at any time while any of the Loans are outstanding, the Borrower does not have a sufficient number of authorized and unreserved or unissued Borrower Common Shares to satisfy its obligation to reserve for issuance upon conversion of the Loans at least a number of Borrower Common Shares equal to the maximum number (the “Required Reserve Amount”) of Borrower Common Shares issuable upon conversion of Loans at any given time (an “Authorized Share Failure”), then the Borrower shall immediately take all action necessary to increase the Borrower’s authorized Borrower Common Shares to an amount sufficient to allow the Borrower to reserve the Required Reserve Amount for the outstanding Loans. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Borrower shall call a meeting of its shareholders for the approval of an increase in the number of authorized Borrower Common Shares. In connection with such meeting, the Borrower shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized Borrower Common Shares (without reference to the limit thereon set forth in Section 10.1(e), pursuant to the rules or regulations of Nasdaq Stock Market or the rules and regulations of the national securities market upon which the Borrower Common Shares are then-listed or quoted) and to cause its Board to recommend to the shareholders that they approve such proposal.
     (d) Validity. All Borrower Common Shares (or Convertible Securities, as applicable) delivered upon conversion of the Loans shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens without violation of the preemptive rights, rights of first refusal or other similar rights and in compliance with U.S. federal and state, and non-U.S., securities laws.
     (e) Compliance with Applicable Regulations; Additional Listing Application. The Borrower will comply with all U.S. federal and state, and non-U.S., securities laws regulating the offer and delivery of Borrower Common Shares (or Convertible Securities, as applicable) upon conversion of Loans, if any, and will list or cause to have quoted such Borrower Common Shares (or Convertible Securities, as applicable) on each national securities exchange or on over-the-counter market or such other market on which Borrower Common Shares are then listed or quoted.
     (f) Taxes. Except where registration is requested in a name other than the name of the registered holder, the Borrower will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Borrower Common Shares on conversion of the Loans pursuant hereto.
     (g) Protection of Conversion Rights. If any event occurs as to which, in the mutual opinion of the Borrower and the Required Lenders determined in good faith, the other provisions of Section 10.3 are not strictly applicable or would not fairly protect the rights of the Lenders in accordance with the intent of these anti-dilution provisions, then the Borrower and the Required Lenders shall agree to an adjustment in accordance with the intent of these provisions to protect the Lenders’ rights under Section 10.3, but in no event shall any adjustment have the effect of increasing the Conversion Price (except in the case of a combination of Borrower Common Shares described in Section 10.3(c)). In addition, the Borrower will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower but will at all times in good faith assist in the carrying out of all the provisions of this Article 10 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Loans against impairment.
     (h) Cancellation of Converted Loans. Upon conversion of any Loans, the Loans so converted shall be cancelled and shall not be reissued.
ARTICLE XI
Miscellaneous
     Section 11.1 Amendments and Waivers; Release of Collateral.
     (a) General. Subject to Section 11.1(b) and Section 11.1(c) below, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall be effective without the written consent of the Required Lenders.
     (b) Other Consent. Notwithstanding the provisions of Section 11.1(a) above, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to the Agent, or any other provision hereof as the same applies to the rights or obligations of the Agent, in each case without the consent of the Agent.
     (c) Prior Unanimous Written Consent. Without the prior unanimous written consent of the affected Lenders,
     (i) no amendment, consent or waiver shall (A) affect the amount or extend the time of the obligation of any Lender to make Loans or (B) extend the originally scheduled time or times of repayment of the principal of the Loans or (C) alter the time or times of payment of interest on any Loan or of any fees payable for the account of the Lenders or (D) alter the amount of the principal of the Loans or the rate of interest thereon or (E) alter the amount of any fee payable hereunder to the account of the Lenders or (F) permit any subordination of the principal of or interest on the Loans or (G) permit the subordination of the Lien created by the Collateral Documents in any of the Collateral,
     (ii) no Collateral, other than in connection with any Asset Sale made in accordance with the terms hereof or as otherwise specifically permitted in this Agreement or the Collateral Documents, shall be released from the Lien of the Collateral Documents;

     (iii) none of the provisions of this Section 11.1(c) shall be amended; and
     (iv) None of the conversion rights of the Lenders set forth in Article X may be adversely amended, modified or received.
     (d) Effect of Notices, Waivers or Consents. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.1 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     (e) Certain Collateral Releases. The Borrower is entitled to receive, and the Agent is authorized to effect, the release of Collateral that is the subject of an Asset Sale or any other sale made in accordance with the terms hereof or as otherwise specifically permitted in this Agreement or the Collateral Documents from the Lien of the Collateral Documents.
     Section 11.2 Notices. All notices, requests, demands and other communications to any party or given under any Credit Document (collectively, the “Notices”) will be in writing and delivered personally, by overnight courier or by registered mail to the parties at the following address or sent by facsimile, with confirmation received, to the facsimile number specified below (or at such other address or telecopy number as will be specified by a party by like notice given at least five calendar days prior thereto):

(a)	If to the Borrower, at:

Xinhua Finance Media Limited
Suite 2003-5
Vicwood Plaza
199 Des Voeux Road
Central, Hong Kong
	Attention:	John McLean
	Telephone:	+852 3196 3939
	Facsimile:	+852 2541 8266

With a copy to:

Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
	Attention:	David Zhang
	Telephone:	+852 2912 2503
	Facsimile:	+852 2522 7006

(b)	If to the Agent, at:

Patriarch Partners Agency Services, LLC
227 West Trade Street, Suite 1400
Charlotte, North Carolina 28202
	Attention:	Loan Administration/XFM
	Telephone:	(704) 227 1200
	Facsimile:	(704) 375 0358

with a copy to:

Patriarch Partners, LLC
40 Wall Street, 25th Floor
New York, NY 10005
	Attention:	Fred Shane
	Telephone:	(212) 825-3908
	Facsimile:	(212) 825-2038

with a copy to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
	Attention:	Michael O. Weinberg, Esq.
	Telephone:	(214) 969-2945
	Facsimile:	(214) 220-3939
     (c) If to the Lenders or the Guarantors, to the address for such Lender or Guarantor set forth on the signature pages hereto or in the Assignment Agreement delivered by such Lender.
All Notices will be deemed delivered when actually received. Each of the parties will hereafter notify the other in accordance with this Section of any change of address or telecopy number to which notice is required to be mailed.
     Section 11.3 Expenses. Whether or not the transactions contemplated hereby shall be consummated or any Loans shall be made, the Borrower agrees to pay promptly:
     (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; the reasonable fees, expenses and disbursements of counsel to Lenders and Agent (including, without limitation, following the Closing Date and the closing of the transactions contemplated by the Credit Documents) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Borrower;

     (b) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Agent, for the benefit of the Lenders and the Agent, pursuant hereto, including, without limitation, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Agent and the Lenders;
     (c) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers;
     (d) all the actual costs and reasonable expenses (including, without limitation, the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Agent and its counsel) in connection with the inspection, verification, custody or preservation of any of the Collateral, to the extent required or permitted hereunder;
     (e) after the occurrence of a Default or an Event of Default, all costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Agent or any Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty) or in connection with any negotiations, reviews, refinancing or restructuring of the credit arrangements provided hereunder, including without limitation in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; and
     (f) the foregoing shall not be in addition to, and shall not be construed to limit, any other provisions of the Credit Documents regarding costs and expenses to be paid by the Borrower.
     Section 11.4 Enforceability; Successors and Assigns.
     (a) Enforceability Successors and Assigns. This Agreement will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by the Borrower hereto without the prior written consent of the Agent and each Lender. Any assignment or attempted assignment in contravention of this Section will be void ab initio and will not relieve the assigning party of any obligation under this Agreement.
     (b) Assignments. Each Lender may assign (each, an “Assignment”) to one or more (i) Affiliated Assignees and/or to any other Lender all or a portion of its rights and obligations under this Agreement (including all or a portion of such Lender’s Loans, Commitments and Notes, as the case may be) without the consent of the Borrower or the Agent or (ii) Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of such Lender’s Loans, Commitments and Notes, as the case may be) only with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), unless an Event of Default shall have occurred and is continuing in which case no consent of the Borrower is required, and the Agent. In connection with any such Assignment, the assigning Lender and the Assignee shall execute and deliver to the Agent an Assignment Agreement, in the form of Exhibit H (each, an “Assignment Agreement”), and a $3,500.00 fee (the “Assignment Fee”) payable to the Agent. Upon its receipt of a duly executed and completed Assignment Agreement, the Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement in its Principal Office. From and after the effective date of an Assignment, the Assignee shall be a party hereto and, to the extent of the interest assigned pursuant to the Assignment, have the rights and obligations of a lender under this Agreement, and the assigning Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement. The Borrower hereby consents to the disclosure of any information obtained by Lender in connection with this Agreement to any Person to which Lender sells, or proposes to sell, its Loans, Commitment or Notes provided any such Person shall agree to keep any such information confidential.
     (c) Participations. Each Lender may sell participations (each, a “Participation”) to one or more Persons (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of such Lender’s Loans, Commitment and Notes, as the case may be); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender and the Agent in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce the Credit Documents and to approve any amendment, modification or waiver of any provision of the Credit Documents. The Borrower hereby consents to the disclosure of any information obtained by a Lender in connection with this Agreement and/or any other Credit Agreement to any Person to which such Lender participates, or proposes to participate, its Loans, Commitments or Notes.
     (d) Lenders’ Rights to Pledge Loans. Notwithstanding anything else to the contrary contained herein, any Lender may any time pledge its Loans and such Lender’s rights under this Agreement and the other Credit Documents to a Federal Reserve Bank and, in the case of any Lender that is a fund, to its trustee for the benefit of its investors; provided, that no such pledge to a Federal Reserve Bank (or in the case of any Lender that is a fund, to its trustee for the benefit of its investors) shall release such Lender from such Lender’s obligations hereunder or under any other Credit Document.
     Section 11.5 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and neither Agent nor any Lender shall be responsible for the obligation of any other Lender hereunder. Nothing contained in any Credit Document and no action taken by the Agent or any Lender pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided the Agent fails or refuses to exercise any independent debt, and, provided the Agent fails or refuses to exercise any remedies against the Borrower after receiving the direction of the Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     Section 11.6 Integration. This Agreement, the other Credit Documents and the Deposit Agreement contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.
     Section 11.7 No Waiver Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement or any of the other Credit Documents will operate as a waiver of such right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Credit Documents will be cumulative and not exclusive of any rights or remedies provided by law.
     Section 11.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.
     Section 11.9 Waiver of Jury. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 11.11 Survival. All representations, warranties, covenants, agreements, and conditions contained in or made pursuant to this Agreement or the other Credit Documents shall survive (a) the making of the Loans and the payment of the Obligations and (b) the performance, observance and compliance with the covenants, terms and conditions, express or implied, of all Credit Documents, until the due and punctual (i) indefeasible payment of the Obligations and (ii) performance, observance and compliance with the covenants, terms and conditions, express or implied, of this Agreement and all of the other Credit Documents; provided, however, that the provisions of Article VII, Section 9.6 and Section 11.3 shall survive (i) indefeasible payment of the Obligations and (ii) performance, observance and compliance with the covenants, terms and conditions, express or implied, of this Agreement and all of the other Credit Documents.
     Section 11.12 Maximum Lawful Interest.
     (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, no interest rate specified in this Agreement or any other Credit Document shall at any time exceed the Maximum Rate. If at any time the interest rate otherwise (but for the terms and provisions of this Section 11.12) contracted for in this Agreement or any other Credit Document (the “Contract Rate”) for any Obligation shall exceed the Maximum Rate, then any subsequent reduction in the Contract Rate for such Obligation shall not reduce the rate of interest on such Obligation below the Maximum Rate until the aggregate amount of interest accrued on such Obligation equals the aggregate amount of interest which would have accrued on such Obligation if the Contract Rate for such Obligation had at all time been in effect.
     (b) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, none of the terms and provisions of this Agreement or any other Credit Document shall ever be construed to create a contract or obligation to pay interest at a rate in excess of the Maximum Rate; and neither the Agent nor any Lender shall ever charge, receive, take, collect, reserve or apply, as interest on the Obligations, any amount in excess of the Maximum Rate. The parties hereto agree that any interest, charge, fee, expense or other obligation provided for in this Agreement or in the other Credit Documents which constitutes interest under applicable law shall be, ipso facto and under any and all circumstances, limited or reduced to an amount equal to the lesser of (i) the amount of such interest, charge, fee, expense or other obligation that would be payable in the absence of this Section 11.12(b) or (ii) an amount which, when added to all other interest payable under this Agreement and the other Credit Documents, equal the Maximum Rate. If, notwithstanding the foregoing, the Agent or any Lender ever contracts for, charges, receives, takes, collects, reserves or applies as interest any amount in excess of the Maximum Rate, such amount which would be deemed excessive interest shall be deemed a partial payment or prepayment of principal of the Obligations and treated hereunder as such; and if the Obligations, or applicable portions thereof, are paid in full, any remaining excess shall promptly be paid to the Borrower or other appropriate Credit Party. In determining whether the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, the Borrower, the Agent and the Lenders shall, to the maximum extent permitted by law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Obligations, or applicable portions thereof, so that the interest rate does not exceed the Maximum Rate at any time during the term of the Obligations; provided that, if the unpaid principal balance is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Agent and/or the Lenders, as appropriate, shall refund to the Borrower or other appropriate Credit Party the amount of such excess and, in such event, the Agent and the Lenders shall not be subject to any penalties provided for by any laws for contracting for, charging, receiving, taking, collecting, reserving or applying interest in excess of the Maximum Rate.
     Section 11.13 Interpretation. As used in this Agreement, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate. Unless otherwise expressly provided in this Agreement (a) the words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified. Unless the context otherwise requires, the term “including” will mean “including, without limitation.” The headings in this Agreement and in the Schedules are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.
     Section 11.14 Ambiguities. This Agreement and the other Credit Documents were negotiated between legal counsel for the parties and any ambiguity in this Agreement or the other Credit Documents shall not be construed against the party who drafted this Agreement or such other Credit Documents.
     Section 11.15 Agent for Service of Process. The Borrower and each Credit Party irrevocably appoints Law Debenture Corporate Services Inc., with an office at 400 Madison Avenue, 4th floor, New York, NY 10017 as its agent for service of process for any actions or proceedings relating to this Agreement or any of the other Credit Documents (other than those Credit Documents governed by the laws of Hong Kong) and consents to the service of copies of the summons and complaint and any other process which may be served in any action or proceeding relating to this Agreement or any of the other Credit Documents (other than those Credit Documents governed by the laws of Hong Kong) by the mailing of copies of such process to such agent.
     Section 11.16 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made or to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts.
     Section 11.17 Arbitration. At the option of the Borrower or the Agent, any dispute, controversy or claim arising out of or relating to this Agreement or any other Credit Document, or the breach, termination or invalidity thereof, may be settled by arbitration in accordance with the United Nations Commission on International Trade Law (“UNCITRAL”) Arbitration Rules in force at the date of this contract. If the parties to this agreement agree to arbitration, the appointing authority shall be the Hong Kong International Arbitration Centre (the “HKIAC”) and the place of arbitration shall be in Hong Kong at the HKIAC. There shall be a panel of three arbitrators and the language of the arbitration shall be English. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for the Administration of International Arbitration in force at the date of this contract, including such additions to the UNCITRAL Arbitration Rules as are therein contained. Notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind unless such award is expressly appealable and subject to de novo review by the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York located in the Borough of Manhattan in the City of New York.
     Section 11.18 Jurisdiction. A judgment on the arbitrators’ award may be entered in any court having jurisdiction over the parties. The parties hereby consent to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for such purposes, provided, however, that, if such United States District Court does not have jurisdiction, the parties hereby consent to the non-exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan for such purposes provided, further, that, if such courts of the State of New York in the Borough of Manhattan do not have jurisdiction, the parties hereby consent to the non-exclusive jurisdiction of the Hong Kong International Arbitration Centre (such United States District Court, court of the State of New York and Hong Kong International Arbitration Centre being herein referred to as a “Consented Court”). Each party irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to the enforcement of any judgment of the arbitrators brought in a Consented Court, irrevocably waives any claim that any such suit, action or proceeding brought in such Consented Court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to any claim, suit, action or proceeding brought in such Consented Court for the enforcement of any judgment of the arbitrators, that such Consented Court does not have jurisdiction over such party.

     Section 11.19 Judgment Currency. Each Credit Party agrees to indemnify the Agent against any loss incurred by the Agent as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Agent is able to purchase United States dollars with the amount of the Judgment Currency actually received by the Agent. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
     Section 11.20 Waiver of Immunities. To the extent that any Credit Party or any of its respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any U.S. or non-U.S. court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any additional agreement, such Credit Party hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.
     Section 11.21 No Short Sales. Each Lender and its controlled Affiliates shall be prohibited from engaging, directly or indirectly, in short sales of ADSs or Borrower Common Shares for so long as such Lender continues to hold any Loans.
     Section 11.22 Confidentiality.
     (a) Each of the Agent and each Lender agrees to keep confidential all material non-public information provided to it by any Credit Party pursuant to or in connection with the Credit Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (a) to the Agent, any other Lender or any Affiliates thereof, (b) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (c) upon the request or demand of any Governmental Authority, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of Regulation, (e) that has been publicly disclosed, (f) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (g) in connection with the exercise of any remedy hereunder or under any other Credit Document, (h) if agreed by the Borrower in its sole discretion, to any other Person, or (i) in compliance with Section 5.1(q).

     (b) All information, including requests for waivers and amendments, furnished by the Borrower or the Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Agent that it has identified one or several credit contacts who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable Regulation, including federal and state securities laws.
     Section 11.23 No Advisory or Fiduciary Relationship. Each of the Borrower and the other Credit Parties acknowledges and agrees that (a) the entering into, and making Loans pursuant to, this Agreement, including the determination of the interest rate, the Conversion Price and Conversion Rate, among other things, is an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Agent and the Lenders, on the other hand, (b) in connection with the transactions contemplated hereby and the process leading to such transactions, each of the Agent and the Lenders is and has been acting solely as principal and is not the agent or fiduciary of the Borrower, the other Credit Parties or their shareholders, employees or any other party, (c) the Agent and the Lenders have not assumed and will not assume an advisory or fiduciary responsibility in favor of the Borrower or any of the other Credit Parties with respect to the transactions contemplated hereby or the process leading thereto and the Agent and the Lenders have no obligation to the Borrower or the other Credit Parties with respect to the transactions contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Agent and the Lenders and their affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the borrower and the other Credit Parties, and (e) the Agent and the Lenders have not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby and the Borrower and the other Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
[Remainder of page intentionally left blank; signatures on following pages.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	XINHUA FINANCE MEDIA LIMITED

	By:	/s/ Andrew Chang Name: Andrew Chang
Title: Chief Financial Officer
Credit Agreement

GUARANTORS:

Address for Notices:
Suite 2003-5
Vicwood Plaza
199 Des Voeux Road
Central, Hong Kong
Attention:	General Counsel
Telephone:	+852 3196 3939
Facsimile:	+852 2541 8266

With a copy to:
Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Attention:	David Zhang, Esq.
Telephone:	+852 2912 2503
Facsimile:	+852 2522 7006

UPPER STEP HOLDINGS LIMITED

By:	/s/ Andrew Chang Name: Andrew Chang
Title: Authorized Signatory

CHINA LEAD PROFITS LIMITED

By:	/s/ Andrew Chang Name: Andrew Chang
Title: Authorized Signatory

STAREASE LIMITED

By:	/s/ Andrew Chang Name: Andrew Chang
Title: Authorized Signatory

CHINA MEDIA NETWORK LIMITED

By:	/s/ Andrew Chang Name: Andrew Chang
Title: Authorized Signatory

Credit Agreement

AGENT:	PATRIARCH PARTNERS AGENCY SERVICES, LLC, as Agent

	By:	/s/ Lynn Tilton Name: Lynn Tilton
Title: Manager
Credit Agreement

LENDERS:

Address for Notices:	ZOHAR CDO 2003-1, LIMITED

c/o Patriarch Partners XIV, LLC	By:	Patriarch Partners VIII, LLC,
227 West Trade Street, Suite 1400		its Collateral Manager
Charlotte, North Carolina 28202
Telephone: (704) 227-1200		By:	/s/ Lynn Tilton
Facsimile: (704) 375-0358			Name: Lynn Tilton
Title: Manager

ZOHAR II 2005-1, LIMITED

	By:	Patriarch Partners XVI, LLC,
its Collateral Manager

		By:	/s/ Lynn Tilton Name: Lynn Tilton
Title: Manager
Credit Agreement

SCHEDULE I
TERM LOAN AMOUNTS

Lender	Term Loan
ZOHAR CDO 2003-1, LIMITED	$31,000,000.00
ZOHAR II 2005-1, LIMITED	$9,000,000.00
Total	$40,000,000.00